                                                                     Exhibit 2.1

IMPORTANT NOTE: The representations, warranties and covenants contained in this Stock Purchase Agreement are qualified by information contained in disclosure schedules exchanged by the parties, which create exceptions to the representations, warranties and covenants set forth in the Stock Purchase Agreement, and which are not publicly filed. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact. Although some of the information contained in Endocare's disclosure schedule may be non-public, Endocare does not believe that this information is required to be publicly disclosed under the federal securities laws.

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         PLETHORA SOLUTIONS HOLDINGS PLC

                                 ENDOCARE, INC.

                                       AND

                         TIMM MEDICAL TECHNOLOGIES, INC.

                          DATED AS OF JANUARY 13, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 THE ACQUISITION................................................     1
   1.1  Shares...........................................................     1

ARTICLE 2 CONSIDERATION FOR THE ACQUISITION..............................     1
   2.1   Consideration...................................................     1
   2.2   Delivery of Acquisition Consideration...........................     2
   2.3   Secured Note Escrow.............................................     2
   2.4   Adjustment to Acquisition Consideration.........................     4

ARTICLE 3 CLOSING AND CLOSING DELIVERIES.................................     5
   3.1   Closing; Time and Place.........................................     5
   3.2   Deliveries by Target and Seller.................................     5
   3.3   Deliveries by Buyer.............................................     7
   3.4   Deliveries by All Parties.......................................     8
   3.5   Retained Assets and Retained Liabilities........................     8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TARGET AND SELLER............     9
   4.1   Organization; Good Standing; Qualification......................     9
   4.2   Capitalization..................................................     9
   4.3   Authorization and Validity......................................     9
   4.4   No Conflicts; Required Consents.................................    10
   4.5   Subsidiaries....................................................    10
   4.6   Financial Statements............................................    10
   4.7   Absence of Undisclosed Liabilities..............................    11
   4.8   Absence of Changes..............................................    11
   4.9   Transactions with Affiliates....................................    11
   4.10  Material Contracts..............................................    11
   4.11  Government Contracts............................................    13
   4.12  Insurance.......................................................    14
   4.13  Title; Sufficiency; Condition of Assets.........................    15
   4.14  Real Property Leases............................................    15
   4.15  Intellectual Property...........................................    15

                                                                            PAGE
                                                                            ----
   4.16  Customers and Suppliers.........................................    16
   4.17  Employees and Consultants.......................................    17
   4.18  Target Benefit Plans............................................    17
   4.19  Compliance with Laws............................................    18
   4.20  Governmental Approvals..........................................    19
   4.21  Proceedings and Orders..........................................    19
   4.22  Product Liability...............................................    19
   4.23  Regulatory Compliance...........................................    20
   4.24  Environmental Matters...........................................    21
   4.25  Taxes...........................................................    21
   4.26  Brokers.........................................................    22
   4.27  No Implied Representations......................................    22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER........................    22
   5.1   Organization and Good Standing..................................    22
   5.2   Authorization and Validity......................................    23
   5.3   No Conflicts....................................................    23
   5.4   Capitalization..................................................    23
   5.5   Proceedings and Orders..........................................    24
   5.6   Financial Statements and Filings................................    24
   5.7   Absence of Changes..............................................    24
   5.8   Ability to Close................................................    24
   5.9   Voting Agreements...............................................    24
   5.10  Brokers.........................................................    24
   5.11  No Implied Representations......................................    24

ARTICLE 6 COVENANTS AND AGREEMENTS OF TARGET AND SELLER..................    25
   6.1   Target's Conduct of the Business Prior to Closing...............    25
   6.2   Restrictions on Target's Conduct of its Business Prior to
            Closing......................................................    25
   6.3   Certain Notifications...........................................    26
   6.4   Updating the Target Disclosure Schedule.........................    26
   6.5   Access to Information...........................................    27
   6.6   Consents........................................................    27
   6.7   Transition Services.............................................    27

                                                                            PAGE
                                                                            ----
   6.8   Termination of SVB Security Interest; Form UCC-3................    27
   6.9   Efforts to Close................................................    27
   6.10  Takeover Proposals..............................................    27
   6.11  Non-Solicitation................................................    28
   6.12  Competitive Activities..........................................    29
   6.13  Employee Matters................................................    30
   6.14  Tax Matters.....................................................    31

ARTICLE 7 COVENANTS AND AGREEMENTS OF BUYER..............................    32
   7.1   Efforts to Close................................................    32
   7.2   Expense Reimbursement...........................................    32
   7.3   Transfer Taxes..................................................    33
   7.4   Consents........................................................    33
   7.5   Benefit Plans...................................................    33
   7.6   Financing Matters...............................................    34
   7.7   Non-Solicitation................................................    34
   7.8   Competitive Activities..........................................    35
   7.9   AIM Approval....................................................    36
   7.10  Section 338 Election............................................    36
   7.11  Tax Returns.....................................................    36

ARTICLE 8 CONDITIONS TO CLOSING..........................................    36
   8.1   Conditions to Buyer's Obligation to Close.......................    36
   8.2   Conditions to Target's and Seller's Obligation to Close.........    37

ARTICLE 9 TERMINATION....................................................    38
   9.1   Circumstances for Termination...................................    38
   9.2   Effect of Termination...........................................    38

ARTICLE 10 INDEMNIFICATION...............................................    39
   10.1  Survival of Representations and Warranties......................    39
   10.2  Indemnification by Seller.......................................    39
   10.3  Indemnification by Buyer........................................    40
   10.4  Procedures for Indemnification..................................    40
   10.5  Indemnification Adjustment......................................    42
   10.6  Exclusive Remedy................................................    43

                                                                            PAGE
                                                                            ----
   10.7  Escrow and Secured Convertible Note As Security.................    43
   10.8  Character of Damages............................................    43

ARTICLE 11 MISCELLANEOUS PROVISIONS......................................    43
   11.1  Section 338 Election; Tax Refunds; Books and Records............    43
   11.2  Novation of Government Contracts................................    44
   11.3  Public Announcement.............................................    44
   11.4  Confidentiality.................................................    45
   11.5  Expenses........................................................    45
   11.6  Notices.........................................................    45
   11.7  Interpretation..................................................    46
   11.8  Further Assurances..............................................    46
   11.9  Specific Performance............................................    46
   11.10 Governing Law...................................................    46
   11.11 Waiver of Jury Trial............................................    46
   11.12 Amendment; Waiver...............................................    46
   11.13 Entire Agreement................................................    47
   11.14 Captions and Headings...........................................    47
   11.15 Counterparts....................................................    47

                             SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 4 -- Target Disclosure Schedule
SCHEDULE 5 -- Buyer Disclosure Schedule

EXHIBITS

EXHIBIT A -- Certain Definitions
EXHIBIT B -- Security Convertible Promissory Note
EXHIBIT C -- Security Agreement
EXHIBIT D -- Escrow Agreement
EXHIBIT E -- Forms Of Opinion Of Seller's Counsel
EXHIBIT F -- Forms Of Opinion Of Buyer's Counsel
EXHIBIT G -- Form of Release and Waiver
EXHIBIT H -- Transition Services Agreement

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 13th day of January, 2006, by and among (i) Plethora Solutions Holdings plc, a company incorporated in England and Wales with company no. 5341336 ("Buyer"), (ii) Timm Medical Technologies, Inc., a Delaware corporation ("Target") and (iii) Endocare, Inc., a Delaware corporation ("Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto. Each of Seller, Target and Buyer is referred to herein as a "Party," and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, Seller is the beneficial owner of all of the outstanding shares of capital stock of Target (the "Target Shares").

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding Target Shares, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

ARTICLE 1 THE ACQUISITION

     1.1 SHARES. Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, all of Seller's right, title and interest in and to the Target Shares free and clear of all Encumbrances.

ARTICLE 2 CONSIDERATION FOR THE ACQUISITION

     2.1 CONSIDERATION. As full consideration for the sale, transfer, conveyance, assignment and delivery of the Target Shares by Seller to Buyer, Buyer's aggregate purchase price for the Target Shares (the "Acquisition Consideration") shall consist of the Secured Convertible Note and the Cash Consideration. The term "Secured Convertible Note" shall mean a Secured Convertible Promissory Note in the aggregate principal amount of One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000) in the form attached hereto as Exhibit B. The term "Cash Consideration" shall mean Eight Million Seventy-Five Thousand Dollars ($8,075,000).

     2.2 DELIVERY OF ACQUISITION CONSIDERATION. As soon as reasonably practicable after delivery to Buyer of certificates representing all of the Target Shares in accordance with Section 3.2(a)(i): (i) Buyer shall pay to Seller the Cash Consideration; and (ii) Buyer shall deliver to Seller the Secured Convertible Note and the Security Agreement in the form attached hereto as Exhibit C (the "Security Agreement").

     2.3 SECURED NOTE ESCROW.

          (a) Until the Escrow Termination Date (as defined in Section 2.3(c), below), at such time as:

               (i) the Buyer shall pay any interest or principal amounts due to Seller pursuant to the Secured Convertible Note,

               (ii) Seller exercises its right to convert, or Buyer exercises its right to require conversion of, the Secured Convertible Note into shares of Buyer Ordinary Shares (the "Conversion Shares"), or

               (iii) Seller shall cause any Conversion Shares to be sold for cash pursuant to Section 2.3(d) (the "Conversion Cash") and Seller does not cause any Conversion Shares to be sold for cash pursuant to Section 2.3(d), such amounts of cash (in the case of Section 2.3(a)(i) or Section 2.3(a)(iii), together with all amounts of interest or other returns earned on such amounts in the Escrow Account, the "Cash Escrow Deposit"), and such Conversion Shares (in the case of Buyer Ordinary Shares issued as described in Section 2.3(a)(ii), the "Share Escrow Deposit") shall be deposited by Buyer with the Escrow Agent, subject to Section 2.3(d) in the case of Conversion Shares (collectively, the "Escrow Deposit"), to be held in escrow pursuant to the terms of this Agreement, the Secured Convertible Note and the Escrow Agreement among the Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit D attached hereto (the "Escrow Agreement"); provided, however, that such cash and Conversion Shares shall not be deposited with the Escrow Agent and instead shall be paid to Seller in the case of Section 2.3(a)(i) and shall be retained by Seller in the case of Sections 2.3(a)(ii) and 2.3(a)(iii) to the extent the Escrow Account (taking into account the amount of Cash Escrow Deposit and the Fair Market Value of the Conversion Shares in the Share Escrow as of the date of the deposit) equals (x) $1,425,000 less (y) all amounts paid to Buyer to satisfy any prior Claims Notice. The Escrow Deposit shall be governed by the terms of this Agreement, the Secured Convertible Note and the Escrow Agreement. As provided in this Agreement and the Escrow Agreement, the Escrow Deposit shall be deposited and held in a segregated account with the Escrow Agent (the "Escrow Account"), which amounts and Conversion Shares shall be held to secure the indemnification obligations of the Indemnifying Persons pursuant to ARTICLE 10 hereof including, without limitation, the obligations to pay Retained Liabilities, as provided in Section 3.5(b).

          (b) On or after the Escrow Termination Date, and until the date of the second anniversary of the Closing, if a Claims Notice shall have been submitted on or prior to the Escrow Termination Date and the aggregate amount of the Escrow Deposit remaining in the Escrow Account (taking into account the remaining Cash Escrow Deposit and the Fair Market

Value of the remaining Conversion Shares in the Share Escrow Deposit as of the date of the Claims Notice), is not at least equal to the lesser of (x) $1,425,000 less all amounts paid to Buyer to satisfy any prior Claims Notice, or
(y) an amount sufficient to satisfy such Claims Notices or disputed amounts in full, until the aggregate remaining aggregate Escrow Deposit is equal to the lesser of (x) $1,425,000 less all amounts paid to Buyer to satisfy any prior Claims Notice, or (y) an amount sufficient to satisfy such Claims Notices or disputed amounts in full, the Buyer shall first: (i) deposit any interest or principal amounts due to Seller pursuant to the Secured Convertible Note during such period into the Escrow Deposit, and then, (ii) subject to Section 2.3(d), deposit all Conversion Shares issued during such period into the Escrow Account, and Seller shall deposit all Conversion Cash received by or for the account of Seller into the Escrow Account.

          (c) Subject to the conditions and limitations set forth in ARTICLE 10 and the Escrow Agreement, including, without limitation, any requirement to (i) make additional deposits to the Escrow Account as provided in Section 2.3(b) and
(ii) holdback part of the Escrow Deposit subject to any Claims Notice, promptly following the date that is the earlier of (i) the date of maturity of the Secured Convertible Note (including, for the avoidance of doubt the date of any accelerated maturity, as provided thereunder), or (ii) if Seller Exercises its right to convert, or Buyer exercises its right to require conversion of, the Secured Convertible Note into ordinary shares of Buyer, the date fifteen (15) months after the Closing Date (in the case of either (i) or (ii) (the "Escrow Termination Date"), the remainder of the Cash Escrow Deposit will be paid to the Seller and any remaining Conversion Shares in the Share Escrow Deposit will be delivered to the Seller in accordance with and subject to the terms of the Escrow Agreement.

          (d) Notwithstanding anything in this Section 2.3 to the contrary, at such time as Seller exercises its right to convert, or Buyer exercises its right to require conversion of, the Secured Convertible Note into Buyer Ordinary Shares, in lieu of Buyer making any deposit of Conversion Shares as may otherwise be required under Sections 2.3(a), 2.3(b) or 2.3(c), Seller may require Buyer to deliver the Conversion Shares resulting from such conversion to Seller, and Seller may:

               (i) hold such Conversion Shares for up to the greater of (A) the period of time established in the Secured Convertible Note with respect to sales restrictions intended to maintain an orderly market in Buyer Ordinary Shares, or
(B) the date which is thirty (30) days from the date of issuance of such Conversion Shares by Buyer to Seller; and

               (ii) sell such Conversion Shares, subject to the terms and conditions of the Secured Convertible Note, including, without limitation, those relating to the maintenance of an orderly market in for Buyer Ordinary Shares;

provided, however, that upon the expiration of the period set forth in Section 2.3(d)(i), and immediately upon any sale allowed under Section 2.3(d)(ii), any unsold Conversion Shares and any Conversion Cash shall be immediately deposited by Seller into the Escrow Account, in the order, and to the extent necessary to satisfy the requirements of Sections 2.3(a), 2.3(b) or 2.3(c) including, without limitation, with respect to maintaining the amount and value of the Escrow Deposit.

     2.4 ADJUSTMENT TO ACQUISITION CONSIDERATION.

          (a) Closing Date Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, Buyer shall prepare and deliver to the Seller (i) an unaudited consolidated balance sheet of the Target and its subsidiaries as of the Closing Date, immediately prior to the consummation of the transactions contemplated hereby, (the "Closing Date Balance Sheet"), (ii) a calculation of the Working Capital Amount as calculated from the Closing Date Balance Sheet (the "Final Working Capital Amount"), and (iii) a calculation of the Final Working Capital Amount, minus the Working Capital Amount from the Interim Balance Sheet (which may be positive or negative, the "Working Capital Adjustment"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP consistent with the preparation of the Target Financial Statements, and shall fairly present the consolidated financial position of the Target and its subsidiaries as of the Closing Date. Following the delivery of the Closing Date Balance Sheet and such calculations, the Buyer shall provide the Seller and its respective representatives reasonable access to the books and records and employees of the Target and its subsidiaries to the extent necessary for the review of the Closing Date Balance Sheet and such calculations and shall cause the employees of the Target and its subsidiaries to cooperate with the Seller and its respective representatives in connection with their review of the Closing Date Balance Sheet and such calculations.

          (b) Disputes. If the Seller shall disagree with the calculation of the Final Working Capital Amount, the Working Capital Adjustment or any element of the Closing Date Balance Sheet relevant thereto, it shall notify the Buyer, as applicable, of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Date Balance Sheet and the calculations set forth in Section 2.4(a). The sole permissible grounds for objection shall be that the Closing Date Balance Sheet was not prepared in accordance with this Agreement and that the Final Working Capital Amount and/or the Working Capital Amount from the Interim Balance Sheet was not calculated in accordance with the definitions hereof. In the event that the Seller does not provide such a notice of disagreement within such thirty day period, Seller shall be deemed to have accepted the Closing Date Balance Sheet and the calculation of the Final Working Capital Amount and the Working Capital Adjustment delivered by the Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Seller, the Buyer shall use their reasonable best efforts for a period of thirty (30) days after such notice of disagreement is timely provided (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Date Balance Sheet and the calculation of the Final Working Capital Amount and the Working Capital Adjustment. If, at the end of such period, they are unable to resolve any such disagreements, then an independent accounting firm of recognized national or regional standing as may be mutually selected by Buyer and the Seller (the "Accounting Firm") shall resolve any remaining disagreements; provided, however, that in the event Buyer and the Seller do not mutually select an Accounting Firm within ten days after the end of such period, each of Buyer and Seller shall select an independent accounting firm of recognized national or regional standing (together, the "Selecting Accountants") and the Selecting Accountants shall then mutually select the Accounting Firm. The Accounting Firm shall determine as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accounting Firm, whether the Closing Date Balance Sheet was prepared in accordance with the standards set forth in this

Agreement and whether and to what extent (if any) the Final Working Capital Amount and/or the Working Capital Adjustment requires adjustment based on the standards herein. The fees and expenses of the Accounting Firm with respect to the matters set forth in this Section 2.4 shall be fifty percent (50%) by Buyer and fifty percent (50%) from the Seller. The determination of the Accounting Firm shall be final, conclusive and binding on the parties. The date on which the Final Working Capital Amount and the Working Capital Adjustment are finally determined in accordance with this Section 2.4 is hereinafter referred as to the "Settlement Date."

          (c) Post-Closing Adjustment. If the Working Capital Adjustment is a positive number in excess of two hundred thousand dollars ($200,000) (the "Allowable Variance"), then the Cash Consideration will be increased by the amount that the Working Capital exceeds the Allowable Variance, if any (the "Buyer Post-Closing Payment Amount"). If the Working Capital Adjustment is a negative number lesser than the Allowable Variance multiplied by (-1), then the Cash Consideration will be decreased by the amount by which absolute value of the Working Capital Adjustment exceeds the Allowable Variance, if any (the "Seller Post-Closing Payment Amount").

          (d) Payment. If there is a Seller Post-Closing Payment Amount due, then within ten (10) Business Days after the Settlement Date, Seller shall pay to the Buyer an amount equal to the Seller Post-Closing Payment Amount. If there is a Buyer Post-Closing Payment Amount due, then within ten (10) Business Days after the Settlement Date, Buyer shall pay to the Seller an amount equal to the Buyer Post-Closing Payment Amount.

ARTICLE 3 CLOSING AND CLOSING DELIVERIES

     3.1 CLOSING; TIME AND PLACE. The closing of the Acquisition (the "Closing") shall take place as promptly as reasonably practicable after the execution and delivery of this Agreement by each of the parties hereto, but in any event not later than February 10, 2006, or such later date as Buyer and Seller may mutually agree, at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California, at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree. The date on which the Closing actually occurs is referred to as the "Closing Date."

     3.2 DELIVERIES BY TARGET AND SELLER.

          (a) On the Closing Date, Target and Seller shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Buyer and Buyer's counsel:

               (i) Share Certificates. Certificates representing all of the Target Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

               (ii) Books and Records. The Books and Records;

               (iii) Director and Officer Resignations. Such resignations of Target's directors and officers as Buyer may request;

               (iv) Opinion of Counsel. An opinion of Target's and Seller's counsel, substantially in the form attached hereto as Exhibit E (Section 1);

               (v) Certificate of Representations and Warranties. A certificate executed on behalf of each of Target and Seller by its Chief Executive Officer, certifying to the matters in Section 8.1(a);

               (vi) Certificate of Good Standing. Certificates from the Secretary of State of the State of Delaware as to the Target's and Seller's good standing and payment of all applicable taxes;

               (vii) Certificate of Incorporation. A certified copy from the Secretary of State of the State of Delaware of the current Certificate of Incorporation of Target;

               (viii) [Reserved.]

               (ix) Release of Security Interest by Silicon Valley Bank. A copy of the UCC-3 filing to be made by Silicon Valley Bank releasing its security interest in the Target Assets, and a letter addressed to Target, in form reasonably acceptable to Buyer, from Silicon Valley Bank agreeing to terminate such security interest and to either terminate, or unconditionally release Target as a party from: (i) the Loan and Security Agreement, dated October 26, 2005, by and between Silicon Valley Bank, on the one hand, and, on the other hand, Endocare, Inc. and Timm Medical Technologies, Inc.; (ii) the Intellectual Property Security Agreement, dated October 26, 2005, by and between Silicon Valley Bank, on the one hand, and, on the other hand, Endocare, Inc. and Timm Medical Technologies, Inc.; (iii) the Cross-Corporate Continuing Guaranty, dated October 26, 2005, by and between Silicon Valley Bank, on the one hand, and, on the other hand, Endocare, Inc. and Timm Medical Technologies, Inc.; and (iv) the Securities Account Control Agreement, dated October 26, 2005, by and between U.S. Bank N.A., SVB Asset management, Silicon Valley Bank and Timm Medical Technologies, Inc. among Buyer, Target and Silicon Valley Bank, dated October 26, 2005 (collectively, the "SVB Security Documents") and all obligations with respect thereto;

               (x) Releases and Waivers. Copies of releases and waivers by all officers and directors of Target of all claims against Target and Buyer up to and through the Closing Date, substantially in the form attached hereto as Exhibit G;

               (xi) Bylaws and Certificate. A certificate executed on behalf of each of Target and Seller by its Secretary certifying its bylaws and board resolutions approving and authorizing the transactions contemplated herein;

               (xii) Escrow Agreement. A duly executed copy of the Escrow Agreement, substantially in the form attached hereto as Exhibit D; and

               (xiii) Assignments of Contracts. Duly executed assignments of those Contracts entered into by Seller on behalf of, or for the benefit of, Target, as set forth on Schedule 3.2(a)(xiii).

          (b) On the Closing Date, as soon as practicable following the Closing, Seller shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Buyer and Buyer's counsel:

               (i) Security Agreement. A duly executed copy of the Security Agreement, substantially in the form attached hereto as Exhibit C;

               (ii) Transition Services Agreement. A duly executed copy of the transition Services Agreement substantially in the form attached hereto as Exhibit H (the "Transition Services Agreement"); and

               (iii) Opinion of Counsel. An opinion of Target's and Seller's counsel, substantially in the form attached hereto as Exhibit E (Section 2).

     3.3 DELIVERIES BY BUYER.

          (a) On the Closing Date, Buyer shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Seller and Seller's counsel:

               (i) Acquisition Consideration. The Acquisition Consideration, including: (i) the Cash Consideration in U.S. dollars by wire transfer of immediately available funds to one or more accounts designated in writing by Seller; and (ii) the Secured Convertible Note and the Security Agreement;

               (ii) Certificate of Representations and Warranties. A certificate executed on behalf of Buyer by its Chief Executive Officer, certifying to the matters in Section 8.2(a);

               (iii) Opinion of Counsel. An opinion of Buyer's counsel, substantially in the form attached hereto as Exhibit F (Section 1); and

               (iv) Escrow Agreement. A duly executed copy of the Escrow Agreement, substantially in the form attached hereto as Exhibit D.

          (b) On the Closing Date, as soon as practicable following the Closing, Target and Buyer shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Seller and Seller's counsel:

               (i) Security Agreement. A duly executed copy of the Security Agreement, substantially in the form attached here as Exhibit C;

               (ii) Transition Services Agreement. A duly executed copy of the Transition Services Agreement substantially in the form attached hereto as Exhibit H; and

               (iii) Opinion of Counsel. An opinion of Buyer's counsel, substantially in the form attached hereto as Exhibit F (Section 2).

     3.4 DELIVERIES BY ALL PARTIES. On the Closing Date, each Party shall deliver the following items to the other Parties, all of which shall be in a form and substance reasonably acceptable to the receiving Party and that Party's counsel:

          (a) Additional Documents. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the Acquisition;

          (b) [Reserved.];

          (c) Resolutions. Resolutions of the Board of Directors approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified by the appropriate officers; and

          (d) Incumbency Certificate. Incumbency Certificate certifying the identity of officers.

     3.5 RETAINED ASSETS AND RETAINED LIABILITIES.

          (a) Target has assigned to Seller, or will assign to Seller prior to the Closing Date, any rights to payment, recovery and reimbursement: (a) from SRS Medical Corp. under the Agreement of Purchase and Sale between SRS Medical Corp. and Timm Medical Technologies, Inc., dated as of October 15, 2003, and any related documents; (b) under the litigation captioned Daniel and Linda Ahlberg
v. Timm Medical Technologies, Inc., n/k/a Endocare, Inc. (the "Ahlberg Litigation"); and (c) under the litigation captioned Timm Medical Technologies, Inc. v. Julian Osbon (the "Osbon Litigation") (and such rights to payment, recovery and reimbursement, the "Retained Assets"). Notwithstanding the foregoing, Seller shall (i) not settle or agree to permit the disposition of such cases, without the consent of Buyer, in a manner that would prejudice the interests of Buyer and Target in the litigation, including with respect to the use and disposition of the Intellectual Property Rights of Target; (ii) permit and take reasonable efforts to enable Buyer and, at its discretion, Target, to participate in such litigation for the purpose of protecting the interests of Target, including with respect to the Intellectual Property Rights of Target; provided, however, that Seller will not be responsible for Buyer's legal fees, accounting fees, expert fees, advisory fees or other related expenses in connection with Buyer's exercise of its rights under Section 3.5(a)(ii) except for any such fees and costs attributable to actions taken or required to be taken by Target owing to its status as a named party in such litigation; and
(iii) discuss with Buyer at Buyer's reasonable request any material developments in such litigations.

          (b) Seller agrees that it shall assume and retain, shall pay and shall be responsible for paying all:

               (i) Liabilities existing now or at any time hereafter, arising under or relating to any of the Retained Assets; and

               (ii) Any and all Section 6.14(d) Liability (such Liabilities described in Sections 3.5(b)(i) and 3.5(b)(ii), the "Retained Liabilities").

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TARGET AND SELLER

     Except as specifically set forth on Schedule 4 (the "Target Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this ARTICLE 4 and other Articles as appropriate), Target and Seller hereby represent and warrant, jointly and severally, to Buyer that on the date of this Agreement and as of the Closing Date as though the following representations and warranties were made on the Closing Date:

     4.1 ORGANIZATION; GOOD STANDING; QUALIFICATION. Each of Target and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth on Schedule 4.1, Target (i) is duly qualified to conduct business in each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect; and (ii) has all necessary power and authority required to own, lease and operate its assets and to carry on its business as now being conducted and as presently proposed to be conducted.

     4.2 CAPITALIZATION.

          (a) The authorized capital stock of Target consists of One Thousand (1,000) shares of capital stock, consisting of One Thousand (1,000) shares of authorized Common Stock, $0.01 par value per share ("Target Common Stock"). Target has issued and outstanding One Thousand (1,000) shares of Target Common Stock. Seller is the lawful, record and beneficial owner of, and has good and marketable title to all outstanding shares of Target Common Stock, with full power and authority to vote such Target Common Stock, and transfer and otherwise dispose of such Target Common Stock, and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances, and there are no agreements or understandings between Seller and any other Person with respect to the voting, sale or other disposition of Target Common Stock, or any other matter relating to Target Common Stock. All issued and outstanding shares of capital stock of, or beneficial interests in, Target have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

          (b) There is no: (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of Target; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of Target; (iii) Contract under which Target is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (iv) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock of Target.

     4.3 AUTHORIZATION AND VALIDITY. Target and Seller have all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which they are a party and to carry out the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance by Target and Seller of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of each of Target and Seller. This Agreement has been duly and validly executed and delivered by Target and Seller and constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Target and Seller, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     4.4 NO CONFLICTS; REQUIRED CONSENTS. The execution, delivery and performance of this Agreement or any other Transaction Document do not and will not:

          (a) violate or conflict with any of the provisions of Seller's or Target's Certificate of Incorporation or Bylaws;

          (b) violate or conflict with any Legal Requirement or Order to which Seller or Target may be subject, or, except as set forth on Schedule 4.4(b), give any Governmental Authority or other Person the right to (i) challenge the Acquisition; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Target is subject; (iii) declare a default of, exercise a remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Target Contract; or (iv) revoke, suspend or modify any Governmental Approval held by Target; and

          (c) except as set forth on Schedule 4.4(c), violate, conflict with or result in the breach of any provision of any Target Contract;

- except, in any case under clauses (b) and (c) above, any conflict, invalidation, violation, breach, default, termination, cancellation or non-compliance that would not have a Material Adverse Effect.

     4.5 SUBSIDIARIES. Except as set forth on Schedule 4.5, Target does not own any shares of capital stock, other securities or other interest in any Entity, does not have the right to acquire any such interest, and does not control, directly or indirectly, any Entity.

     4.6 FINANCIAL STATEMENTS.

          (a) Target has previously delivered to Buyer the following financial statements of Target (collectively, the "Financial Statements"): (i) the unaudited balance sheet and the related unaudited statement of operations of Target as of and for the fiscal year ended December 31, 2004; and (ii) the unaudited balance sheet and the related unaudited statement of operations of Target (the "Interim Balance Sheet") as of and for the twelve months ended December 31, 2005 (the "Interim Balance Sheet Date").

          (b) Except as set forth on Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except for the absence of footnotes thereto), in accordance with the books and records of the Target, and fairly present in all material respects the financial position, results of operations, changes in stockholders' equity and cash flows of Target as of the respective dates thereof and for the periods referred to therein (subject to normally recurring levels of year-end audit adjustments and reclassifications that are not material in the aggregate and the absence of footnotes) and were prepared from and are consistent with the books and records of Target. Except as set forth in Schedule 4.6(b), since the Interim Balance Sheet Date, there has been no significant change in any of the accounting (including tax accounting) policies, practices or procedures of Target.

     4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.7, Target does not have any Liabilities that are not reflected in the Financial Statements other than those: (i) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date; (ii) incurred by virtue of Target's execution of the Transaction Documents; (iii) that are not likely to be asserted; (iv) that would not be material; or (v) that are not required by GAAP to be recorded. Furthermore, except as set forth on Schedule 4.7(b), Target has no Liabilities described in clauses (i) through (v) above that exceed $10,000 in any one instance, nor $25,000 in the aggregate.

     4.8 ABSENCE OF CHANGES. Except as set forth on Schedule 4.8, since the Interim Balance Sheet Date: (i) Target has conducted its operations and its business in the Ordinary Course of Business, including, without limitation, with respect to management and payment of accounts payable and collections of accounts receivable and purchases of inventory; (ii) no event or circumstance has occurred that is reasonably likely to have a Material Adverse Effect on Target; and (iii) except as contemplated by this Agreement, Target has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 if such action or omission were taken between the date of this Agreement and the Closing Date.

     4.9 TRANSACTIONS WITH AFFILIATES. Except as expressly set forth in this Agreement and other than inter-company transfers between Target and Seller in the Ordinary Course of Business, there are no existing material contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Target, on the one hand, and Seller and any of the directors, officers or other Affiliates of Target and Seller, on the other hand.

     4.10 MATERIAL CONTRACTS.

          (a) Schedule 4.10 sets forth an accurate, correct and complete list of all material Target Contracts, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof, and, if oral, an accurate and complete summary of the terms and conditions thereof, to which any of the descriptions set forth below may apply (the "Material Contracts"):

               (i) Any Real Property Leases and Personal Property Leases;

               (ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $25,000;

               (iii) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $25,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

               (iv) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

               (v) Any Contract affecting any right, title or interest in or to real property;

               (vi) Any Contract with any Governmental Authority;

               (vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

               (viii) Any Contract relating to any license or royalty arrangement;

               (ix) Any power of attorney, proxy or similar instrument;

               (x) Any Contract for the manufacture, service or maintenance of any product of Target;

               (xi) Any Contract for the purchase or sale of any assets other than in the Ordinary Course of Business or for the option or preferential rights to purchase or sell any assets;

               (xii) Any requirements or output Contract;

               (xiii) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

               (xiv) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

               (xv) Any Contract related to the acquisition of a business or the equity of any other Entity;

               (xvi) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between Target and any of its Affiliates;

               (xvii) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Target of an aggregate amount or value in excess of $50,000, on an annual basis, or that otherwise is material to the business of Target;

               (xviii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xvii) above; and

               (xix) Any other contract that management of Seller or Target believes or has determined is material to Target.

          (b) Target has delivered to Buyer accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including, without limitation, all amendments, supplements, modifications and waivers thereof.

          (c) Each Material Contract is currently valid and in full force and effect, and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (d) (i) Target is not in breach of or default under any of the Material Contracts, nor, to the Knowledge of Target, is any other party to any Material Contract in breach of or default under such Material Contract, nor, to the Knowledge of Target, does any condition exist that, with or without notice, lapse of time or the happening or occurrence of any other event, could result in a breach of or constitute a default under any Material Contract; and

               (ii) Target has not waived or allowed to lapse any of its material rights under any Material Contract.

          (e) The performance of the Target Contracts will not result in any material violation of or failure by Target to comply with any Legal Requirement.

          (f) Each Material Contract entered into by Seller on behalf of or for the benefit of Target is set forth on Schedule 3.2(a)(xiii).

     4.11 GOVERNMENT CONTRACTS.

          (a) Schedule 4.11 constitutes a complete and accurate list of all of Target's Government Contracts and such Government Contracts are not currently experiencing and are not presently likely to experience material cost, schedule, technical or quality problems that could result in claims against the Target (or its successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor. Target has had no other Government Contracts since March 25, 2002.

          (b) Target has not been suspended or debarred or proposed to be debarred from bidding on contracts or subcontracts for any Governmental Authority, nor, to Target's or Seller's Knowledge, has any suspension or debarment action been commenced. There is no valid basis for Target's suspension or debarment from bidding on contracts for any Governmental Authority.

          (c) Target has not, with respect to any Government Contract and since March 25, 2002, received a cure notice or show cause notice advising Target that it was in default or would, if it failed to take remedial action, be in default under any Government Contract. There is no known valid basis for Target to be in default under its Government Contract.

          (d) Target has complied in all material respects with all statutory and regulatory requirements relating to Target's Government Contracts, including, but not limited to, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Service Contract Act, the Federal Acquisition Regulation ("FAR"), the FAR cost principles and the Cost Accounting Standards, where and as applicable to the Target's Government Contracts and each of the Target's quotations, bids and proposals for the Target's Government Contracts, and there are no actual or alleged violations or breaches of any statute, regulation, representation, certification, disclosure obligation, or contract term with respect thereto.

          (e) All facts set forth in or acknowledged by any representations or certifications made or submitted by or on behalf of the Target in connection with the Target's Government Contracts, and the Target's quotations, bids and proposals for the Target's Government Contracts were current, accurate and complete in all material respects as of the date of their submission.

          (f) Target has not, since March 25, 2002, been convicted or had a civil judgment rendered against it for: (i) commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing any Government Contract; (ii) violation of federal or state antitrust statutes relating to the submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property. Except as otherwise disclosed in this Agreement or the Target Disclosure Schedule, there is no known valid basis for Target to be convicted of, or have a civil judgment rendered against it with respect to, the matters set forth in clauses (i) through (iii) of this Section 4.11(f).

          (g) There are no known material adverse or negative past performance evaluations or ratings by any Governmental Authority in connection with any of the Target's Government Contracts that could affect the evaluation of the Target's (or its successors) bids or proposals for future Government Contracts, and no known facts currently exist that are reasonably likely to give rise to negative past performance evaluations by any Governmental Authority in connection with any of the Target's Government Contracts in the future.

          (h) Since March 25, 2002, Target has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to any of the Target's Government Contracts, and there is no known basis for any such audit, review, inspection, investigation, survey or examination.

          (i) Target has no contract disputes pending before a contracting office, or any agency or instrumentality of any Governmental Authority and there is no known valid basis for any such dispute.

     4.12 INSURANCE. Schedule 4.12 sets forth an accurate and complete list of all primary, excess and umbrella policies and other forms of insurance currently owned or held by or on behalf of Target (each, an "Insurance Policy," and, collectively, "Insurance Policies"). Each Insurance Policy is valid, binding, and in full force and effect. Target is not in material breach of any Insurance Policy, and to the Knowledge of Target and Seller, no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. Target has not received any notice of cancellation or non-renewal of any Insurance Policy. The consummation of the Acquisition will not cause a breach, termination, modification, or acceleration of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Target's Insurance Policies (a) are sufficient for compliance with all material requirements of all Contracts to which Target is a party; (b) are valid, outstanding and enforceable policies; and (c) will remain in full force and effect through the respective dates set forth in Schedule 4.12 without the payment of additional premiums. Schedule 4.12 contains a history of all claims made by or on behalf of Target under all such policies of insurance within the three (3) year period preceding the Closing Date and the current status of such claims. In the three (3) year period preceding the Closing Date, neither the Target, nor the Seller on behalf of Target, has been refused any insurance with respect to its assets or operations, and its coverage has not been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     4.13 TITLE; SUFFICIENCY; CONDITION OF ASSETS. Target has good and marketable title to, is the exclusive legal and equitable owner of, and has the right to sell, assign and deliver all of its personal property, interests in personal property and assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date (collectively, the "Target Assets"). The Target Assets are free and clear of all Encumbrances of any kind or nature, except: (i) restrictions imposed in any Governmental Approval; (ii) Taxes not yet due and payable; (iii) materialmen's liens in the Ordinary Course of Business; and (iv) Encumbrances disclosed on Schedule 4.13 that will be removed and released at or prior to the Closing Date.

     4.14 REAL PROPERTY LEASES. Target does not own any real property. Schedule
4.14 sets forth an accurate, correct and complete list of any Real Property Leases (including, without limitation, the street address of each Leased Real Property and the name of the lessor) and a list of any Contracts affecting any Leased Real Property. Target has delivered to Buyer accurate, correct and complete copies of each Real Property Lease for the real property subject to the Real Property Leases. All Real Property Leases are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

     4.15 INTELLECTUAL PROPERTY.

          (a) Schedule 4.15(a) contains a list of all Target Intellectual Property as of the date of this Agreement, specifying in each case whether such Target Intellectual Property is owned or controlled by or for, licensed to, or otherwise held for the benefit of Target, including, without limitation, all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Target.

          (b) Except as set forth on Schedule 4.15(b), each item of Target Intellectual Property: (i) is valid, subsisting and in full force and effect;
(ii) has not been abandoned or passed into the public domain; and (iii) is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-users in the Ordinary Course of Business. There are no royalties, honoraria, fees or other payments payable by the Target to any Person for the purchase, license (or sublicense) of the Target Intellectual Property.

          (c) The execution, delivery and performance of this Agreement will not breach, violate or conflict with any instrument or other Contract relating to any Target Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target Intellectual Property or any of Target's rights therein or thereto, will not in any way impair any existing rights to, or to bring any action for the infringement of, any Target Intellectual Property or portion thereof, and will not give rise to any right or acceleration of any, royalties, fees or other payments to any Person. The execution, delivery and performance of this Agreement will not result in Buyer or any of its Affiliates being bound by any non-compete or other restriction on the operation of any business of Target or Seller.

          (d) As of the date of this Agreement, Target owns or is licensed to use or otherwise possesses legally enforceable rights to use all Target Intellectual Property used in and material to the business of Target as currently conducted.

          (e) Except as set forth on Schedule 4.15(e), as of the date of this Agreement, to the Knowledge of Target and Seller, no third Person is engaged in any activity that would constitute a misuse (including, without limitations, an infringement or misappropriation) of any Target Intellectual Property. Except as set forth on Schedule 4.15(e): (i) there are no claims or proceedings pending or, to the Knowledge of Target or Seller, threatened against Target asserting that Target has, is, or was using, infringing or misappropriating any Intellectual Property Rights of any third person; and (ii) Target has not received any written threat of such use, infringement or misappropriation.

          (f) Target has taken all commercially reasonable action to maintain and protect: (i) the Target Intellectual Property; and (ii) the secrecy, confidentiality and value of, and Target's rights in, the confidential information and Trade Secrets of Target and those provided by any Person to Target, including, without limitation, by having and enforcing a policy requiring all current and former employees, consultants and contractors of Target to execute appropriate confidentiality and assignment agreements. Neither Target nor Seller has Knowledge of any unauthorized disclosure of any Trade Secret or confidential information of Target or any violation of obligations of confidentiality with respect to confidential information and Trade Secrets provided to any Person by Target, including in connection with the prosecution of Patents.

     4.16 CUSTOMERS AND SUPPLIERS. Target has made available to Buyer a true and correct list of Target's current customers and suppliers. To the Knowledge of Target and Seller as of the date of this Agreement, no customer or group of affiliated customers contributing more than $50,000 per annum to the gross revenues of Target's business has indicated to Target that it intends to terminate its business relationship with Target or to limit or alter its business relationship with Target in any material respect. Target has not received any notice that any significant supplier will not sell raw materials, supplies, merchandise and other goods to Target at any time after the Closing Date or otherwise limit or alter its business relationship with Target in any material respect, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

     4.17 EMPLOYEES AND CONSULTANTS.

          (a) Schedule 4.17 sets forth an accurate, correct and complete list of all: (i) employees of Target, including each employee's name, title or position, present annual compensation (including, without limitation, bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation or incentive stock option or other stock option plan, and estimated entitlements to receive supplementary retirement or severance benefits or allowances (whether pursuant to a contractual obligation or otherwise in the event of a change in control of the Target, or otherwise); and (ii) individuals who are currently performing services for Target who are classified as "consultants" or "independent contractors" (each, a "Contractor"). Schedule 4.17 sets forth all: (i) bonuses, severance payments, vesting or acceleration of options, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Acquisition), any present or former Contractor since the Interim Balance Sheet Date; (ii) increases in any employee's wage or salary since the Interim Balance Sheet Date; and (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Target is eligible for payments that would constitute "parachute payments" under Section 280G of the Code.

          (b) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Target or Seller, threatened involving any employee (whether current or former) or group of employees (whether current or former). Target has not suffered or sustained any work stoppage and no such work stoppage is threatened or anticipated by Target or management.

          (c) Compliance with Legal Requirements. Target has complied with all material Legal Requirements related to the employment of its employees, including, without limitation, provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers' compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Target does not have any material Liability under any Legal Requirements related to employment.

          (d) Unions. Target does not have any collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the Knowledge of Target or Seller, threatened with respect to Target.

     4.18 TARGET BENEFIT PLANS.

          (a) Schedule 4.18 lists all material Target Benefit Plans. "Target Benefit Plans" means: (i) all Employee Benefit Plans; (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Target; and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Target maintains, to which Target contributes, which covers or provides benefits to any employee of Target or any such employee's spouse, dependent or beneficiary, or for which Target has any obligation or Liability.

          (b) None of the Target Benefit Plans is a Defined Benefit Plan, and since March 25, 2002, Target has not sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan.

          (c) None of the Target Benefit Plans is a Multiemployer Plan, and since March 25, 2002, Target has not contributed to, or been obligated to contribute to, a Multiemployer Plan.

          (d) Target does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (e) To Seller's Knowledge, each Target Benefit Plan complies in all material respects by its terms and in operation with the Legal Requirements applicable to the Target Benefit Plan, including but not limited to ERISA and the Code.

          (f) To Seller's Knowledge, all reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees, former employees or beneficiaries with respect to any Target Benefit Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate in all material respects.

          (g) To Seller's Knowledge, all material contributions to all Target Benefit Plans for all periods ending prior to the Closing Date (including, without limitation, periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Target.

          (h) To Seller's Knowledge, all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Target Benefit Plans for plan years ending on or before the Closing Date.

          (i) On or after the Closing Date, Buyer, Target and their Affiliates shall have no Liability or obligation of any kind whatsoever with respect to the Target Benefit Plans. No condition exists that presents any risk of Target incurring any Liability under Title IV of ERISA.

     4.19 COMPLIANCE WITH LAWS.

          (a) Except as set forth on Schedule 4.19, Target is in material compliance with each Legal Requirement that is applicable to Target or Target's properties, assets, operations or businesses, and to Target's and Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result in, a material default under, a material breach or violation of, or a material failure comply with, any such Legal Requirement. Target has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

          (b) To the Knowledge of Target and Seller, no Governmental Authority has proposed or is considering any Legal Requirement that is likely to cause a Material Adverse Effect on Target or Target's properties, assets, operations or businesses, or Target's rights thereto.

          (c) To the Knowledge of Target and Seller, Seller, Target and their Subsidiaries, officers, directors and employees and agents are not the subject of, or aware of any facts and circumstances that to their knowledge and belief, are reasonably likely to give rise to: (i) any investigation by any Governmental Authority with respect to any actual, alleged or suspected violation of any applicable Legal Requirement by the Target, its Subsidiaries, officers, directors and employees and agents, or the Seller or its Subsidiaries, officers, directors and employees and agents, on behalf of, or with respect to Target; or
(ii) any present or contemplated qui tam proceeding by any party against Target, or against Seller with respect to the activities of the Target.

     4.20 GOVERNMENTAL APPROVALS. Target has all material Governmental Approvals that are necessary in connection with Target's ownership and use of its properties or assets or Target's operation of its businesses. Except as set forth on Schedule 4.20, Target has made all material filings with, and given all notifications to, all Governmental Authorities as required by all applicable Legal Requirements, and, except with respect to such filings and notifications to the FDA, except as would not result in a Material Adverse Effect to Target. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. Except as set forth on Schedule 4.20, no violations have been recorded in respect of any Governmental Approvals, and no fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

     4.21 PROCEEDINGS AND ORDERS.

          (a) Except as set forth on Schedule 4.21, there is no Proceeding pending or, to the Knowledge of Target or Seller, threatened against or affecting Target or Target's respective properties, assets, operations or businesses, or Target's rights relating thereto. To the Knowledge of Target and Seller, no event has occurred that is likely to give rise to or serve as a basis for the commencement of any such Proceeding. Target has delivered to Buyer true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

          (b) Neither Target, nor Target's officers, directors, agents or employees, nor any of Target's properties, assets (including, without limitation, the Target Assets), operations or businesses, nor Target's rights relating to any of the foregoing, is subject to any Order or any proposed Order.

     4.22 PRODUCT LIABILITY. No product liability claims have been communicated in writing to, or to the Knowledge of Target or Seller, threatened against Target since March 25, 2002. To the Knowledge of Target and Seller, Target and Seller have no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Target Products.

     4.23 REGULATORY COMPLIANCE.

          (a) Except as set forth on Schedule 4.23, Target has timely filed or otherwise provided all material registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Authority with jurisdiction over the manufacture, use, or sale of the Regulated Products (collectively, the "Regulated Products Governmental Authorities"), has materially complied with all applicable requirements of the Regulated Products Governmental Authorities with respect to the Regulated Products (including but not limited to the Federal Food, Drug, and Cosmetic Act, the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act, the Federal False Claims Act, and the Federal laws concerning physician self-referral known as "Stark I" and "Stark II"), and all regulatory licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of Target filed with or delivered by or on behalf of Target to any Regulated Products Governmental Authority was in all material respects true and accurate when so filed or delivered. Each Regulated Product is being manufactured, tested, distributed and marketed in material compliance with all Legal Requirements, including but not limited to those relating to investigational use, premarket clearance, good manufacturing practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security.

          (b) Except as set forth in Schedule 4.23, since March 25, 2002, no Regulated Products have ever been recalled, withdrawn, suspended or discontinued by Target (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product are pending or, to the Knowledge of Target or Seller, threatened against Target, nor have any such proceedings ever been instituted.

          (c) Neither Target, nor to Target's or Seller's Knowledge, any officer, employee or agent of Target has made any fraudulent statement to any Regulated Products Governmental Authority, failed to disclose a material fact required to be disclosed to any Regulated Products Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, is likely to provide a basis for any Regulated Products Governmental Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

          (d) Target has not received any notice that any Regulated Products Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Regulated Product, or commenced, or overtly threatened to initiate, any action to enjoin production of any Regulated Product.

     4.24 ENVIRONMENTAL MATTERS.

          (a) Target is and has been at all times since March 25, 2002 in material compliance with Environmental and Safety Laws. Target has all necessary permits required under Environmental and Safety Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of such permits. Since March 25, 2002, Target has not received any written notice that alleges that Target is not in compliance with any Environmental and Safety Law, and, to the Knowledge of Target, there are no circumstances that could reasonably be expected to prevent or interfere with Target's compliance with Environmental and Safety Laws as currently enacted.
Schedule 4.24(a) contains a true and complete list of all material permits currently held by Target pursuant to the Environmental and Safety Laws.

          (b) There is no Environmental Claim by any Person that is pending or, to the Knowledge of Target, threatened against Target, and Target has not received written notice of any Environmental Claim against any Person whose Liability for any Environmental Claim Target has retained or assumed either contractually or by operation of law.

          (c) Target has made available to Buyer prior to the execution and delivery of this Agreement all written assessments, reports, data, results of investigations or audits, and other documents that are in the possession of Target or Seller regarding environmental matters pertaining to the environmental condition of the Target's business, or the compliance (or noncompliance) by Target with any Environmental and Safety Laws.

          (d) Target is not subject to any Environmental and Safety Laws requiring, by virtue of the transactions contemplated by this Agreement or as a condition to the effectiveness of any of the transactions contemplated by this Agreement, (i) the performance of site assessment for Hazardous Materials; (ii) the removal or remediation of Hazardous Materials; (iii) the giving of notice to, or receiving the approval of, any Governmental Authority; or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters.

          (e) Target has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Materials (whether lawfully or unlawfully). To the Knowledge of Target and Seller: (i) there are not and have not been any releases or threatened releases of any Hazardous Materials at, on or from the Leased Real Property; and (ii) no former owner or user of the Leased Real Property engaged in any type of manufacturing or commercial activity that might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Real Property.

     4.25 TAXES. Except as set forth on Schedule 4.25, each of Target and its Subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Target or any Subsidiary with respect to any period ending on or before the Closing Date, whether or not such Taxes are shown due or reportable on such filed Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, other than Taxes for which adequate accruals have been provided in its Financial Statements. None of Target or any Subsidiary has any liability for unpaid Taxes accruing after the date of the Financial Statements, except for Taxes incurred in the Ordinary Course of Business. There are no liens for Taxes on the properties of Target or any Subsidiary, other than liens for Taxes not yet due and payable. No request has been made for any extension of time within which to file any Tax Returns in respect of Target or any Subsidiary which have not since been filed. There are no ongoing audits, examinations or other administrative or court proceedings involving Taxes with respect to Target or any Subsidiary, and none of Target or its Subsidiaries has received written notification from any Tax Authority that any such audit, examination or proceeding is contemplated or pending. None of Target or any Subsidiary has agreed to any extension or wavier of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to any Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. None of Target or any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes or Tax benefits. No claim has ever been made by an authority in a jurisdiction where Target or any Subsidiary does not file Tax Returns that Target or any Subsidiary is or may be subject to taxation by that jurisdiction.

     4.26 BROKERS. Except for Seven Hills Partners LLC, neither Target nor Seller has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Acquisition.

     4.27 NO IMPLIED REPRESENTATIONS. Neither Seller nor Target makes any representation or warranty, express or implied, except as expressly set forth in this Agreement. All such additional representations and warranties are hereby disclaimed.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as specifically set forth on Schedule 5 (the "Buyer Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Agreement), Buyer hereby represents and warrants to Seller that on the date of this Agreement and as of the Closing Date as though the following representations and warranties were made on the Closing Date:

     5.1 ORGANIZATION AND GOOD STANDING. Buyer is a company duly incorporated, validly existing and in good standing under the laws of England and Wales, and has all requisite corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to perform all of its obligations under this Agreement and all other Transaction Documents to which it is a party. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each country, state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     5.2 AUTHORIZATION AND VALIDITY. Buyer has all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents and to carry out the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of Buyer. The Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and constitute, or upon execution and delivery, will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding of law or equity.

     5.3 NO CONFLICTS.

          (a) The execution, delivery and performance of this Agreement or any other Transaction Document do not and will not:

               (i) violate or conflict with any of the provisions of Buyer's Memorandum and Articles of Association;

               (ii) violate or conflict with any Legal Requirement or Order to which Buyer may be subject, or give any Governmental Authority or other Person the right to (1) challenge the Acquisition; (2) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer is subject;
(3) declare a default of, exercise a remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any material Contract; or (4) revoke, suspend or modify any Governmental Approval held by Buyer; and

               (iii) violate, conflict with or result in the breach of or constitute a default under any material lease, instrument, contract or other agreement to which Buyer is a party or by which it or its properties may be bound or affected;

- except, in any case under clauses (ii) and (iii) above, any conflict, invalidation, violation, breach, default, termination, cancellation or non-compliance that would not have a Material Adverse Effect.

          (b) Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

     5.4 CAPITALIZATION. The authorized share capital of Buyer consists of 50,000,000 Ordinary shares of capital stock of 1p each ("Buyer Ordinary Shares"). As of the date of this Agreement: (a) Buyer has issued and outstanding 22,222,420 Buyer Ordinary Shares and (b) no other shares or securities are issued or outstanding. All issued and outstanding shares of Buyer have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

     5.5 PROCEEDINGS AND ORDERS. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or Buyer's respective properties, assets operations or businesses, or Buyer's rights relating thereto that would affect its right to consummate the transactions contemplated by this Agreement and the Transaction Documents. There is no Proceeding or Order outstanding against Buyer or any of its subsidiaries which could, if there were an unfavorable decision, have a Material Adverse Effect.

     5.6 FINANCIAL STATEMENTS AND FILINGS

          (a) Buyer's Admission Document contained, when published, all material particulars and information required by, and compiled in all material respects with the Companies Act, the FSMA, the AIM Rules, and all other material relevant requirements of the London Stock Exchange and the FSA and all other Legal Requirements or requirements of any Governmental Authority in all jurisdictions relevant to Buyer's initial public offering.

          (b) Since the date of the Admission Document there has been no material adverse change, nor any development likely to give rise to a material adverse change, in the financial or trading position or prospects of Buyer and no material depletion in the net assets of Buyer.

          (c) Buyer has made all material filings required by the Companies Act and all announcements (including announcements of financial results) required by the AIM Rules or as otherwise required by the FSA and the London Stock Exchange.

     5.7 ABSENCE OF CHANGES. There has not been any material adverse change in the financial condition or operations of Buyer and its subsidiaries taken as a whole since the date of the Admission Document.

     5.8 ABILITY TO CLOSE. Buyer will have at the Closing all funds or financing in place necessary to pay and deliver to Seller the Cash Consideration as contemplated hereby.

     5.9 VOTING AGREEMENTS. Buyer has delivered to Seller and Target, in a form acceptable to Seller and Seller's counsel, duly executed Voting Agreements supporting the Financing and the issuance of Buyer Ordinary Shares under the Secured Convertible Note from shareholders of Buyer representing over sixty percent (60%) of the voting interest of Buyer, which Voting Agreements are in compliance with all applicable Legal Requirements.

     5.10 BROKERS. Except for Ferghana Partners Limited and Collins Stewart Tullett plc, Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Acquisition.

     5.11 NO IMPLIED REPRESENTATIONS. Buyer makes no representation or warranty, express or implied, except as expressly set forth in this Agreement. All such additional representations and warranties are hereby disclaimed.

ARTICLE 6 COVENANTS AND AGREEMENTS OF TARGET AND SELLER

     6.1 TARGET'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Target shall, and Seller shall cause Target to carry on its business in the Ordinary Course of Business consistent with past practice (including in respect of research and development activities and programs) and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Closing Date.

     6.2 RESTRICTIONS ON TARGET'S CONDUCT OF ITS BUSINESS PRIOR TO CLOSING. Without limiting the generality of Section 6.1, from the date of this Agreement until the Closing Date, Target shall not, and Seller shall not, without Buyer's written consent, permit Target to:

          (a) Enter into, create, incur or assume any indebtedness, including, without limitation, borrowings under capital leases, other than in the Ordinary Course of Business;

          (b) Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Target) of, or by any other manner, any business or any Entity;

          (c) Sell, transfer, lease, license or otherwise encumber any of its assets (including, without limitation, the Target Assets), except for the sale of inventory in the Ordinary Course of Business;

          (d) Enter into any agreements or commitments with another Person, other than in the Ordinary Course of Business;

          (e) Purchase, lease, license or otherwise acquire any assets, other than in the Ordinary Course of Business;

          (f) Make any capital expenditure in excess of $25,000, individually or in the aggregate;

          (g) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including, without limitation, any of the customers, stockholders, officers, employees or directors of Target, other than those made in the Ordinary Course of Business;

          (h) Incur or become subject to any material Liability, contingent or otherwise, except current Liabilities in the Ordinary Course of Business;

          (i) Amend its Certificate of Incorporation or Bylaws;

          (j) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock;

          (k) Issue, sell, dispose of or encumber, or authorize the issuance, sale, disposition or encumbrance of, any shares of its capital stock or grant, enter into or accept any options, warrants, convertible securities or other rights to acquire any shares of such capital stock or any other ownership interest in Target;

          (l) Modify, amend or terminate any material Contract to which the Target, or Seller on Behalf of, or for the benefit of, Target, is a party or waive, release or assign any material rights or claims thereunder except as is necessary to comply with Section 3.2(a)(xiii);

          (m) Except as required by GAAP, revalue any material assets of Target or make any changes in accounting methods, principles or practices, or make or change any material Tax elections;

          (n) Other than with respect to Retained Assets and Retained Liabilities, pay, discharge, settle or satisfy or commence any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) or compromise any material right, other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or for the settlement of product warranty claims that are fully covered and will be paid by a third party insurer (except for applicable deductibles) or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Financial Statements (or the notes thereto); and

          (o) In each case other than in the Ordinary Course of Business, hire any new employee, terminate any officer or key employee of Target, increase the annual level of compensation of any existing employee, establish or adopt any Employee Benefit Plan, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant.

     6.3 CERTAIN NOTIFICATIONS. From the date of this Agreement until the Closing Date, Target shall confer on a regular basis with one or more designated Representatives of Buyer to report material operational matters and the general status of on-going operations of Target. Target promptly shall notify Buyer of any material change in the financial condition, results of operations, properties or business of Target and shall keep Buyer fully informed of such events and permit Buyer's Representatives to participate in all discussions related thereto.

     6.4 UPDATING THE TARGET DISCLOSURE SCHEDULE. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.3 would require a change to the Target Disclosure Schedule if the Target Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Target shall reasonably promptly deliver to Buyer an update to the Target Disclosure Schedule specifying such change; provided, however, that no changes to the Target Disclosure Schedule after the date of this Agreement shall be deemed to alter the representations and warranties contained in Article 4 for any purpose under this Agreement or in any manner effect any right of Buyer to terminate this Agreement upon the terms and conditions herein.

     6.5 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, Target will: (a) furnish Buyer and its Representatives reasonable access to Target's personnel, properties, contracts, books and records, and other documents and data; (b) furnish Buyer and its Representatives with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request. Under no circumstances shall any information disclosed by Seller or Target to Buyer, or otherwise in Buyer's possession, on or before the Closing Date, limit or restrict in any manner any right of Buyer to terminate this Agreement upon the terms and conditions herein.

     6.6 CONSENTS. As promptly as possible after the date of this Agreement, Target shall use commercially reasonable efforts to obtain all material Consents and make and deliver all material filings and notices listed or required to be listed on Schedule 4.4.

     6.7 TRANSITION SERVICES. For a period of six (6) calendar months after the Closing Date, Seller, at Target's expense, shall provide certain transition services to Seller as specified in the Transition Services Agreement.

     6.8 TERMINATION OF SVB SECURITY INTEREST; FORM UCC-3. At least ten (10) business days before the Closing date, Seller and Target shall have timely provided Silicon Valley Bank with all notifications and information required to be provided under the SVB Security Documents in connection with the transactions contemplated herein. Seller and Target shall use reasonable commercial efforts to cause Target to either be fully released as a party and obligor under the SVB Security Documents or to have the SVB Security Documents, and all obligations of Target thereunder, terminated, effective no later than the Closing. Within three
(3) Business Days following the Closing Date, Seller and Target shall cause to be filed a Form UCC-3 Financing Statement terminating the security interest held by Silicon Valley Bank in the Target Assets, and Seller shall cause to be delivered to Buyer a certified copy of the UCC-3 filing thereto and a release of Target under the Loan and Security Agreement, Intellectual Property Security Agreement (and related documents), dated October 26, 2005, among Buyer, Target and Silicon Valley Bank, or other evidence of such release and termination reasonably satisfactory to Buyer.

     6.9 EFFORTS TO CLOSE. From the date hereof through the Closing Date, Target and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby (including, without limitation, using commercially reasonable efforts to satisfy Buyer's conditions to Closing), and shall cooperate with Buyer in connection with the foregoing.

     6.10 TAKEOVER PROPOSALS.

          (a) From the date hereof through the Closing Date, each of Seller and Target shall not, nor shall Seller cause, permit or authorize Target or any of their respective directors, officers or employees or Representatives retained by Target, Seller or any of their subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Seller, Target or any of their Subsidiaries, whether or not such Person is purporting to act on behalf of Seller, Target or any of their Subsidiaries or otherwise, shall be a breach of this Section 6.10(a) by Seller. Seller and Target shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

          (b) From the date hereof through the Closing Date, neither the board of directors of Target or Seller nor any committee thereof shall directly or indirectly approve or recommend, or propose to approve or recommend, or allow Seller, Target or any of their Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal.

          (c) In addition to the obligations of Seller and Target set forth in paragraphs (a) and (b) of this Section 6.10, Seller or Target, as the case may be, shall advise Buyer orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. Seller and Target shall (i) keep Buyer informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Buyer copies of all correspondence and other written material sent or provided to the Target or any of its Subsidiaries from any person that described any of the terms or conditions of any Takeover Proposal.

     6.11 NON-SOLICITATION.

          (a) Seller and Target understand that Buyer shall be entitled to protect and preserve the going concern value of the business of the Target to the extent provided herein and that Buyer would not have entered into this Agreement absent the provisions of this Section 6.11 and, therefore, agree that until the date that is three (3) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees and Representatives not to, (i) directly solicit or induce any Person who was an employee of or independent consultant to Target as of the Closing Date to leave the employment of or service to Buyer, Target or any of their Affiliates (or any successors thereto); provided that it shall not be a violation of this clause (a) to engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at employees of or independent consultants to Buyer, Target or any of their Affiliates; or (ii) solicit business from any of the Target's or Buyer's customers (with whom such Seller had contact, or about whom, even without direct contact, such Seller received or developed confidential information as a result of ownership of Target), either directly or indirectly, for the benefit of anyone other than the Target or Buyer, nor will such Seller participate or assist in any way in the solicitation of business from any such customers as an employee of or consultant to another entity, unless the business being solicited is not in competition with the Covered Products and Services.

          (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 6.11, and Buyer and Target shall be entitled to equitable relief in respect thereof, including the remedy of specific performance, with respect to any breach of such covenants, without the need to show any proof of damages.

     6.12 COMPETITIVE ACTIVITIES.

          (a) Seller and Target understand and agree that, for a period of three
(3) years from and after the Closing Date (the "Non-Competition Period"), Seller and its successors and assigns (each a "Restricted Party") will not, directly or indirectly (whether acting alone or through any of its Affiliates, as a member of a partnership or a joint venture or in cooperation with any Person or in any other capacity whatsoever) have an ownership interest in any business or enterprise involved in the design, development, manufacture, assembly, sale, distribution or promotion of vacuum pump therapy systems for the treatment of erectile dysfunction (the "Covered Products and Services"). Notwithstanding anything in the preceding sentence, Seller will not be prohibited from holding as a passive investment, securities of a business organization engaged in the development or marketing of the Covered Products and Services and listed on a national securities exchange in the United States or abroad or whose securities are otherwise regularly publicly traded, provided that such Seller and its Affiliates, considered on an aggregate basis, do not beneficially own in excess of one percent (1%) of the then outstanding voting securities of any such business organization.

          (b) Each Restricted Party expressly acknowledges and agrees that: (i)
Section 6.12(a) contains reasonable limitations as to time, geographical area and scope of activity; (ii) such Restricted Party has heretofore been directly or indirectly engaged in the provision of the Covered Products and Services; and
(iii) in light of the activities heretofore engaged in by Restricted Party, the interests of the Parties hereto and the nature of the transactions contemplated by this Agreement, Section 6.12(a) is reasonable and does not impose a greater restraint on Restricted Party than is necessary to protect the goodwill and other business interests associated with Target and Target's business.

          (c) It is expressly understood and agreed that if any of the provisions of this Section 6.12 is held to be unreasonably broad, oppressive or unenforceable by a court or other Governmental Authority, such court or other Governmental Authority (i) shall narrow the Non-Competition Period or shall otherwise endeavor to reform the scope of such provisions in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by Applicable Legal Requirements, shall enforce such provisions as so reformed.

     6.13 EMPLOYEE MATTERS.

          (a) Seller and the Target Benefit Plans shall be responsible for all claims incurred by employees of Target and its Affiliates, and their covered spouses, dependents, and beneficiaries through the Closing Date under the applicable Target Benefit Plans that provide medical, dental, life insurance, disability, and other welfare benefits (the "Target Welfare Plans"). Buyer, Target and the benefit plans sponsored by Target after the Closing Date that provide medical, dental, life insurance, disability, and other welfare benefits (the "Buyer Welfare Plans") shall be responsible for all claims incurred with respect to Transferred Employees, or any of their covered spouses, dependents, or beneficiaries after the Closing Date. For the purposes of this Section 6.13, a claim is deemed incurred when the services, materials, or supplies that are the subject of the claim are performed or provided; in the case of life insurance, when death occurs; in the case of disability benefits, when the event causing disability occurs; in the case of a hospital stay, when the hospital stay begins; and in the case of workers' compensation, when the injury occurs. For purposes of this Agreement, "Transferred Employee" means any individual employed by Target immediately after the Closing Date.

          (b) Prior to the Closing Date, Seller shall take all such actions as may be necessary or appropriate to cause the Transferred Employees to become fully vested as of the Closing in their accrued benefits under each Target Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA.

          (c) Seller shall take all such actions as may be necessary or appropriate to cause all wages and commissions, all employee payroll deductions, employer matching, profit sharing, retirement or other similar contributions to the Target Benefit Plans, and all employee withholding taxes, relating to services provided by the Transferred Employees through the Closing Date to be paid or contributed on or prior to the Closing Date. With respect to each Transferred Employee, Seller shall take all such actions as may be necessary or appropriate to cause all bonus and incentive compensation amounts payable or accrued under the Target Benefit Plans with respect to any period that ended prior to the Closing Date or that includes the Closing Date to be paid on or prior to the Closing Date.

          (d) Prior to the Closing Date, Seller shall provide Buyer with reasonable access, subject to such reasonable restrictions with respect to confidentiality as Seller may require, to Seller's employees to conduct for potential Transferred Employees employee orientation sessions and an open enrollment period for enrollment elections under Employee Benefit Plans to be made available to Transferred Employees following the Closing.

          (e) Seller and Target shall cooperate with Buyer in good faith in its efforts to arrange for Target to enter into employment agreements to be effective as of Closing with such key employees of Target as Buyer may designate.

          (f) No provision of this Section 6.13 shall create any third party beneficiary rights in any Transferred Employee or any other employee or former employee (including any beneficiary or dependent of any Transferred Employee or other employee or former employee) of Target or any of its Affiliates in respect of continued employment (or resumed employment) or any other matter.

     6.14 TAX MATTERS.

          (a) Seller shall cause Target to file, or shall file on Target's behalf: (i) all income and franchise Tax Returns required to be filed by or with respect to Target for taxable periods ending on or before the Closing Date, and such Tax Returns shall be executed by Target, subject to Target's consent to such Tax Returns, which consent shall not be unreasonably withheld by Target; and (ii) with respect to each jurisdiction listed in Schedule 6.14(d), sales Tax Returns required to be filed by or with respect to Target in such jurisdiction for taxable periods ending on or before the Closing Date, and such Tax Returns shall be executed by Target, subject to Target's consent to such Tax Returns, which consent shall not be unreasonably withheld by Target.

          (b) Seller shall be responsible for and pay all Taxes of Target relating to (i) any taxable period that ends on or before the Closing Date and
(ii) the portion of any Straddle Period ending at the end of the Closing Date as determined in accordance with Section 6.14(c) below.

          (c) For purposes of this Section 6.14 and Section 10.2(a), and whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of Target for the portion of the Straddle Period ending at the end of the Closing Date and the portion of the Straddle Period beginning after the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit of Target for the Straddle Period will be allocated between such two (2) taxable years or periods on a "closing of the books basis" by assuming that the books of Target were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis.

          (d) Seller shall use commercially reasonable efforts to take, or cause Target to take, all of the actions set forth in Schedule 6.14(d); provided, however, that prior to Seller's taking, or causing Target to take, any action that is a material modification of an action set forth on Schedule 6.14(d), Seller shall seek the consent of Buyer to take such modified action, which consent shall not be unreasonably withheld by Buyer. Seller shall control the conduct of any action or proceeding set forth on Schedule 6.14(d) and with respect to any Section 6.14(d) Liabilities.

          (e) Carryforwards and Carrybacks. To the extent permitted by law, Target shall elect to carry forward any Tax attribute (including, without limitation, any net operating loss, charitable contribution, or other item) arising after the Closing Date that could otherwise be carried back into a taxable period that ends on or before the Closing Date or the portion of any Straddle Period ending at the end of the Closing Date in which Target was included in a consolidated Tax Return of an affiliated group of which Seller is the common parent. To the extent such carrybacks are required by law, Seller shall pay to Buyer the amount of any refund, credit, or reduction in Tax realized by the affiliated group of which Seller is the common parent as a result of such carryback, except to the extent that such affiliated group would have received such refund, credit, or reduction in Tax in the absence of such carryback.

ARTICLE 7 COVENANTS AND AGREEMENTS OF BUYER

     7.1 EFFORTS TO CLOSE. From the date hereof through the Closing Date, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby (including, without limitation, using commercially reasonable efforts to satisfy Seller's conditions to Closing), and shall cooperate with Seller in connection with the foregoing.

     7.2 EXPENSE REIMBURSEMENT.

          (a) Obligations of Buyer.

               (i) If on or before February 28, 2006, or such later date as Buyer and Seller may mutually agree, (1) Buyer shall not have successfully completed, or shall have determined not to complete, the Financing, or (2) shall not have successfully obtained, or shall have determined not to obtain the Buyer Shareholder Approval, and (3) if Seller and Target have satisfied all of the conditions to closing required to be satisfied by them pursuant to ARTICLE 8 or such conditions are reasonably capable of being satisfied, are prepared to deliver, on or before February 10, 2006, or such later date as Buyer and Seller may mutually agree, all of the items called for by them in ARTICLE 3, and are not in material violation of this Agreement or any other Transaction Document; or

               (ii) If Seller and Target have (A) satisfied all of the conditions to closing required to be satisfied by them pursuant to ARTICLE 8 or such conditions are reasonably capable of being satisfied, are prepared to deliver, on or before February 28, 2006, or such later date as Buyer and Seller may mutually agree, all of the items called for by them in ARTICLE 3, and are not in material violation of this Agreement or any other Transaction Document, and (B) Buyer is unable or unwilling to close the Acquisition on or before February 28, 2006, or such later date as Buyer and Seller may mutually agree, because Buyer is unable to meet the conditions to closing required to be satisfied by it pursuant to ARTICLE 8 or Buyer is unwilling to close the Acquisition even though all conditions to Closing pursuant to ARTICLE 8 are satisfied or are reasonably capable of being satisfied;

then Buyer shall pay promptly upon demand by Seller one hundred and fifty percent (150%) of all reasonable third-party costs, expenses and fees incurred by or on behalf of Target and Seller with respect to this Agreement and the transactions contemplated herein for the period from September 12, 2005 through and until February 28, 2006, or such later date as Buyer and Seller may mutually agree, or such earlier date as Buyer provides Target and Seller with written notice that any of the circumstances set forth in Section 7.2(a)(ii) above exists; provided however, that the amount required to be paid shall not exceed, in the aggregate $300,000 and such amount shall not include remedial actions taken by or on behalf of Seller or Target incidental to the Acquisition, or fees and expenses incurred in furtherance of any acquisition or transaction involving the Target and a third party.

          (b) Obligations of Seller.

               (i) If Buyer (A) has satisfied all of the conditions to closing required to be satisfied by it pursuant to ARTICLE 8 or such conditions are reasonably capable of being satisfied; (B) is prepared to deliver, on or before February 28, 2006, or such later date as Buyer and Seller may mutually agree, all of the items called for by it in ARTICLE 3; and (C) is not in material violation of this Agreement or any other Transaction Document; and

               (ii) Seller or Target (A) is unable or unwilling to close the Acquisition on or before February 28, 2006, or such later date as Buyer and Seller may mutually agree, because Seller or Target is unable to meet the conditions to closing required to be satisfied by it pursuant to ARTICLE 8; or
(B) is unwilling to close the Acquisition even though all conditions to Closing pursuant to ARTICLE 8 are satisfied or are reasonably capable of being satisfied;

then Seller shall pay promptly upon demand by Buyer one hundred and fifty percent (150%) of all reasonable third-party costs, expenses and fees incurred by or on behalf of Buyer with respect to this Agreement and the transactions contemplated herein for the period from September 12, 2005, through and until February 28, 2006, or such later date as Buyer and Seller may mutually agree, or such earlier date a Seller provided Buyer with written notice that that any of the circumstances set forth in Section 7.2(b)(ii) exists; provided however, that the amount required to be paid shall not exceed, in the aggregate $300,000, and such amount shall not include remedial actions taken by or on behalf of Buyer incidental to the Acquisition.

     7.3 TRANSFER TAXES. Notwithstanding anything to the contrary in this Agreement, Buyer shall be liable for all transfer, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer Taxes), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the sale and purchase of the Target Shares. Buyer shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentations with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

     7.4 CONSENTS. As promptly as possible after the date of this Agreement, Buyer shall use commercially reasonable efforts to obtain all material Consents and make and deliver all filings and notices listed or required to be listed on
Schedule 5.3.

     7.5 BENEFIT PLANS.

          (a) COBRA Coverage. Seller and the Target Benefit Plans shall be responsible for providing health care continuation coverage pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for all employees and former employees of Target and their covered spouses, dependents, and beneficiaries who had a "qualifying event" under COBRA on or prior to the Closing Date. Target and the Buyer Welfare Plans that provide group health coverage after the Closing Date ("Buyer Medical Plans") shall be responsible for providing health care continuation coverage pursuant to COBRA for all Transferred Employees and their spouses, dependents, and beneficiaries who have a "qualifying event" under the Buyer Medical Plans and COBRA after the Closing Date.

          (b) Employee Benefits.

               (i) The Transferred Employees and their dependents and beneficiaries who were covered by the Target Welfare Plans on the Closing Date shall not be required for the calendar year that includes the Closing Date to satisfy any deductible under the Buyer Welfare Plans to the extent of amounts previously credited for such purposes under the Target Welfare Plans that covered the Transferred Employees on and prior to the Closing Date, and any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Buyer Welfare Plans shall not apply with respect to the Transferred Employees and their dependents and beneficiaries, except to the extent such waiting periods, pre-existing condition exclusions and requirements applied to the Transferred Employees and/or their dependents and beneficiaries under the Target Welfare Plans on or prior to the Closing Date. Seller shall timely provide to Buyer and Target after the Closing Date, such information as Buyer and Target may reasonably request for purposes of complying with this Section.

               (ii) On and after the Closing Date, Buyer and any employee benefit plans maintained by Buyer in which employees of Target participate, shall recognize the service of with Target of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

     7.6 FINANCING MATTERS.

          (a) On or prior to the Closing, Buyer shall obtain all financing required for the transactions contemplated by this Agreement (the "Financing").

          (b) Buyer shall keep Seller reasonably informed of the status of any contemplated or proposed Financing, including the status of the Buyer Shareholder Approval. Without limiting the generality of the foregoing, Buyer shall (i) provide to Seller copies of any offering circular prepared in connection with the Financing ("Offering Circular"); (ii) notify Seller promptly of any proposed modifications or amendments to any of the Offering Circular;
(iii) upon Seller's reasonable request, provide to Seller copies of any Financing documents provided to potential investors in the Financing; and (iv) discuss with Seller at Seller's reasonable request the status of the Financing and Buyer Shareholder Approval.

     7.7 NON-SOLICITATION.

          (a) Buyer understands that Seller shall be entitled to protect and preserve the going concern value of Seller's business and that Seller would not have entered into this Agreement absent the provisions of this Section 7.7 and, therefore, agree that until the date that is three (3) years following the Closing Date, Buyer shall not, and shall cause it Subsidiaries and its and their respective directors, officers, employees and Representatives not to, (i) directly solicit or induce any Person who was an employee of or independent consultant to Seller, other than the Transferred Employees, as of the Closing Date to leave the employment of or service to

Seller; provided that it shall not be a violation of this clause to engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at employees of or independent consultants to Seller; or (ii) solicit business from any of Seller's customers, either directly or indirectly, for the benefit of anyone other than Seller, nor will Buyer participate or assist in any way in the solicitation of business from any such customers as an employee of or consultant to another entity, unless the business being solicited is not in competition with the Seller Products and Services.

          (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 7.7 and Seller shall be entitled to equitable relief in respect thereof, including the remedy of specific performance, with respect to any breach of such covenants, without the need to show any proof of damages.

     7.8 COMPETITIVE ACTIVITIES.

          (a) Buyer understands and agrees that, for the Non-Competition Period, Buyer and its successors and assigns (each a "Buyer Restricted Party"), will not, directly or indirectly (whether acting alone or through any of its Affiliates, as a member of a partnership or a joint venture or in connection with any Person or in any other capacity whatsoever) have an ownership interest in any business or enterprise involved in the design, development, manufacture, assembly, sale, distribution or promotion of Cryotherapy for urological indications (the "Seller Products and Services"). Notwithstanding anything in the preceding sentence, Buyer will not be prohibited from holding as a passive investment, securities of a business organization engaged in the development or marketing of the Seller Products and Services listed on a national securities exchange in the United States or abroad or whose securities are otherwise regularly publicly traded, provided that such Buyer and its Affiliates, considered on an aggregate basis, do not beneficially own in excess of one percent (1%) of the then outstanding voting securities of any such business organization.

          (b) Each Buyer Restricted Party expressly acknowledges and agrees that: (i) Section 7.8(a) contains reasonable limitations as to time, geographical area and scope of activity; and (ii) in light of the activities heretofore engaged in by Buyer Restricted Party, the interests of the Parties hereto and the nature of the transactions contemplated by this Agreement,
Section 7.8(a) is reasonable and does not impose a greater restraint on Buyer Restricted Party than is necessary to protect the goodwill and other business interests associated with Seller and Seller's business.

          (c) It is expressly understood and agreed that if any of the provisions of this Section 7.8 is held to be unreasonably broad, oppressive or unenforceable by a court of other Governmental Authority, such court or other Governmental Authority (i) shall narrow the Non-Competition Period or shall otherwise endeavor to reform the scope of such provisions in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by Applicable Legal Requirements, shall enforce such provisions as so reformed.

     7.9 AIM APPROVAL.

     Buyer shall make such filing as generally required by, and receive such approval as may be required of, AIM with respect to the listing of Ordinary Shares in issued in respect of the Financing and under the Secured Convertible Note.

     7.10 SECTION 338 ELECTION.

     Buyer shall not make any election under Section 338 of the Code, other than a Section 338(h)(10) election, without the written consent of Seller.

     7.11 TAX RETURNS.

     Buyer acknowledges that, except as otherwise provided in Section 6.14(a), Seller shall not be required to file, or to cause Target to file, any Tax Returns of Target that are due after the Closing Date. Buyer shall not file an amended Tax Return of Target that is attributable to (i) any taxable period that ends on or before the Closing Date, or (ii) the portion of the Straddle Period ending on the Closing Date, without the consent of Seller, which consent shall not be unreasonably withheld by Seller.

ARTICLE 8 CONDITIONS TO CLOSING

     8.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the Acquisition shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in writing:

          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Target and Seller in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (ii) Target and Seller shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Target and the Seller as of the Closing Date;

          (b) Documents. Target and Seller shall have delivered to Buyer all of the documents and agreements set forth in Sections 3.2 and 3.4;

          (c) Consents. Target and Seller shall have delivered to Buyer all Consents required (i) for the consummation of the Acquisition, or (ii) to prevent a breach or termination of any Target Contract that is material to Target's business;

          (d) No Legal Impediments to Closing. No Proceeding shall have been commenced or threatened by third parties against any of the Parties, or against any of their respective Representatives, (i) involving any challenge to, or seeking Damages or other relief in connection with, the Acquisition, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Acquisition.

There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Acquisition or seeking any Damages as a result of the Acquisition. There shall not be any Legal Requirement that makes this Agreement or the consummation of the Acquisition illegal;

          (e) Financing. Buyer shall have, in its reasonable discretion, successfully completed the Financing;

          (f) Buyer Shareholder Approval. Buyer shall have received the consent, approval and authorization of at least seventy-five percent (75%) of its shareholders present in person or by proxy at an extraordinary general meeting of its shareholders to the Financing and the issuance of Buyer Ordinary Shares under the Secured Convertible Note (the "Buyer Shareholder Approval");

          (g) No Material Change. No Material Adverse Effect shall have occurred in the financial condition, results of operations, properties, or business of Target; and

          (h) Transfer of Urohealth BV. Target shall have transferred to Seller, and Seller shall have accepted and acquired from Target, all right, title and interest in all of the shares of stock outstanding (and all of the Liabilities) of Urohealth BV, a Dutch company.

     8.2 CONDITIONS TO TARGET'S AND SELLER'S OBLIGATION TO CLOSE. The obligations of Target and Seller to consummate the Acquisition shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Target and Seller in writing:

          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Buyer in this Agreement shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (ii) Buyer shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Buyer as of the Closing Date;

          (b) Documents. Buyer shall have delivered to Target and Seller all of the documents and agreements set forth in Sections 3.3 and 3.4;

          (c) Consents. Buyer shall have delivered to Seller all Consents required for the consummation of the Acquisition;

          (d) Shareholder Approval. Buyer shall have obtained shareholder approval of the Financing and the issuance of shares under the Secured Convertible Note in accordance with all applicable Legal Requirements; and

          (e) No Legal Impediments to Closing. No Proceeding shall have been commenced or threatened by third parties against any of the Parties, or against any of their respective Representatives (i) involving any challenge to, or seeking Damages or other relief in connection with, the Acquisition, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Acquisition. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Acquisition or seeking any Damages as a result of the Acquisition. There shall not be any Legal Requirement that makes this Agreement or the consummation of the Acquisition illegal.

ARTICLE 9 TERMINATION

     9.1 CIRCUMSTANCES FOR TERMINATION. At any time prior to the Closing Date, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):

          (a) By the mutual written consent of Buyer and Seller;

          (b) By Buyer if: (i) Target or Seller is in material breach of this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition applicable to them set forth in ARTICLE 3 or 8, and (B) is incapable of being cured or has not been cured by Target or Seller within thirty
(30) calendar days following receipt of written notice of such breach or failure to perform from Buyer; and (ii) Buyer is not, on the date of termination, in material breach of this Agreement;

          (c) By Target or Seller if: (i) Buyer is in material breach of this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition applicable to them set forth in ARTICLE 3 or 8, and (B) is incapable of being cured or has not been cured by Buyer within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Seller; and (ii) Target and Seller are not, on the date of termination, in material breach of this Agreement;

          (d) By either Buyer or Seller if: (i) the closing of the Acquisition has not occurred on or prior to February 28, 2006 for any reason; and (ii) the terminating Party is not, on the date of termination, in material breach of this Agreement; and

          (e) By either Buyer or Seller if satisfaction of a closing condition of the terminating Party in ARTICLE 8 is impossible.

     9.2 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 9.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in this ARTICLE 9 and Sections 7.2 (Expense Reimbursement) and 11.2 (Confidentiality) and 11.3 (Expenses) and Buyer shall have no further Liability to Seller or Target, except as provided in Sections
7.2 (Expense Reimbursement) and Section 11.3 (Expenses); provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 10 INDEMNIFICATION

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Parties in this Agreement or any other Transaction Document shall survive the closing of the Acquisition for a period of fifteen (15) months following the Closing Date (the "Survival Date") and will expire and be of no force and effect after the Survival Date; provided, however, that all representations and warranties of Target and Seller contained in: (a) Section
4.22 (Product Liability) and Section 4.23 (Regulatory Compliance) shall survive the closing of the Acquisition for a period of twenty-four (24) months following the Closing Date and will expire and be of no force and effect after twenty-four
(24) months following the Closing Date; and (b) Section 4.24 (Environmental Matters) and Section 4.25 (Taxes) shall survive until ninety (90) days after the expiration of the applicable statute of limitations. Without limiting the foregoing, no Party shall have liability hereunder for Damages with respect to any representation and warranty, unless a written notice has been delivered to such Party by the other Party in accordance with Section 10.4 hereof prior to the expiration of the survival periods set forth above.

     10.2 INDEMNIFICATION BY SELLER.

          (a) Seller shall indemnify, defend and hold harmless Target, Buyer and their Affiliates and their Representatives (each a "Buyer Indemnitee") from and against any and all Damages, whether or not involving a third-party claim (collectively, "Buyer Damages") arising out of, relating to or resulting from:
(i) any breach of a representation or warranty of Target or Seller contained in this Agreement or in any other Transaction Document; (ii) any breach of a covenant of Target or Seller contained in this Agreement or in any other Transaction Document; and (iii) any Retained Liability, including any Section 6.14(d) Liability and any Liability under the Ahlberg Litigation and Osbon Litigation. In determining whether a breach of any representation, warranty or covenant shall have occurred under this Article 10, and solely for that purpose, any materiality standard contained in a representation, warranty or covenant shall not be taken into account. In the case of Section 4.11 (Government Contracts) and Section 4.24 (Environmental Matters), any limitation of the representations and warranties to the time period from March 25, 2002 shall be disregarded and such representations and warranties shall be deemed to be made for the period commencing six years prior to the Closing Date until the Closing Date for purposes of this ARTICLE 10.

          (b) Except for Buyer Damages arising under or with respect to breaches of Section 4.25 (Taxes) and Section 6.14 (Tax Matters), Seller shall not be liable under Sections 10.2(a)(i) and 10.2(a)(ii), except to the extent that the aggregate Damages exceed One Hundred Thousand Dollars ($100,000) (the "Indemnification Basket"), and then only to the extent of such excess.

          (c) Except for Buyer Damages arising under or with respect to breaches of Section 4.25 (Taxes) and Section 6.14 (Tax Matters), Seller's maximum aggregate liability under Sections 10.2(a)(i) and 10.2(a)(ii), shall not exceed One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000) (the "Indemnification Cap").

     10.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and Seller's Representatives from and against any and all Damages, whether or not involving a third-party claim (collectively, "Seller Damages"), arising out of, relating to or resulting from: (i) any breach of a representation or warranty of Buyer contained in this Agreement or in any other Transaction Document; or (ii) any breach of a covenant of Buyer contained in this Agreement or in any other Transaction Document. In determining whether a breach of any representation, warranty or covenant shall have occurred, and for such purposes only, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

     10.4 PROCEDURES FOR INDEMNIFICATION.

          (a) Third Party Claims.

               (i) Promptly after receipt by a Person entitled to indemnification under this ARTICLE 10 (the "Indemnitee") of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 10.2 or 10.3 (as applicable) (an "Asserted Liability"), the Indemnitee shall give written notice thereof (a "Claims Notice") to the Party obligated to indemnify Indemnitee (the "Indemnitor"), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to provide the Indemnitor with a Claims Notice shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby; and provided, however, that Indemnitor shall not be responsible for expenses incurred during the period within which Indemnitee failed to provide such Claims Notice. The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by Indemnitee.

               (ii) Indemnitor shall have the right to respond to such claim and to undertake and control the defense thereof by a representative of its own choosing and to enter into a settlement or compromise thereof or consent to a judgment with respect thereto; provided, however, that Indemnitor shall not settle or compromise any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves solely other matters not binding upon Indemnitee or such other indemnifiable parties. Upon Indemnitor's request, Indemnitee shall provide Indemnitor with reasonable access to all books and records relating to the Asserted Liability, and to all employees or other Persons who are knowledgeable about such Asserted Liability, in order to allow Indemnitor to audit the status of such Asserted Liability and the payments that have been, or will be, made with respect thereto. In connection with any such indemnification, Indemnitee and Indemnitor shall cooperate in all reasonable requests of the other, including by making commercially reasonable efforts to mitigate any damages, whether by seeking claims against a third party, an insurer or otherwise, but such Person shall not be obligated to commence suit or arbitration against such third party or insurer, in respect of such Asserted Liability or to resolve any Asserted Liability. Indemnitee may retain separate counsel at its sole cost and expense to represent it in any Proceedings involving any claim; provided, however, that if Indemnitee reasonably determines that Indemnitor or counsel appointed by Indemnitor has a conflict of interest with Indemnitee or the legal strategy, defenses or interests of Indemnitee and Indemnitor materially diverge, or if Indemnitor elects not to compromise or defend against an Asserted Liability made against any Indemnitee, the Indemnitee shall control the defense of such Asserted Liability or, in the case of a conflict, may retain counsel of its own choosing and control its own defense, and in either case, Indemnitee's reasonable costs and expenses (including legal fees and expenses) incurred in connection with such defense of the Asserted Liability shall constitute Damages incurred or suffered by the Indemnified Person.

               (iii) Except as provided in Section 6.14(d), notwithstanding anything in this Agreement to the contrary, in the case of any audit, examination or other proceeding ("Tax Proceeding") with respect to Taxes for which a party is or may be liable pursuant to this Agreement, Indemnitee shall promptly inform Indemnitor, and shall afford Indemnitor, at Indemnitor's expense, the opportunity to control the conduct of such Tax Proceedings, provided Indemnitor acknowledges in writing that it has sole liability for any Taxes that might arise in such Tax Proceeding. Indemnitor shall not compromise or settle any such Tax Proceeding without obtaining Indemnitee's prior written consent, which consent shall not be unreasonably withheld by Indemnitee, if such compromise or settlement would have the effect of increasing any Tax liability of Target or any Subsidiary or otherwise adversely affect any Tax attribute of Target or any Subsidiary, in each case for any taxable period ending after the Closing Date. If Indemnitor chooses to control such a Tax Proceeding, Indemnitee shall execute or cause to be executed powers of attorney and any other documents as are reasonably necessary for Indemnitor to control the conduct of any Tax Proceeding, consistent with the terms of this Section 10.4(a)(iii). Seller and Buyer shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues.

          (b) Claims Among the Parties. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the Party from whom indemnification is sought (a "First Party Claims Notice"). If within twenty-one (21) calendar days after receiving a First Party Claims Notice the Indemnitor does not give written notice of objection to such First Party Claims Notice to the Indemnitee that it contests such indemnity, Indemnitor shall promptly pay Indemnitee the Damages that have been suffered by Indemnitee as set forth in the First Party Claims Notice. In any written notice of objection to a First Party Claims Notice, the Indemnifying Parties may state an objection to all or a portion of the Damages sought in such First Party Claims Notice. In the event that Indemnitor provides written notice of objection to any First Party Claims Notice within such 21-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor's notice contesting such indemnity. If the parties cannot reach agreement within such 30-day period, Indemnitor shall not be required to pay any Damages (and, in the case where Buyer is the Indemnitee, Buyer shall not receive payment under
Section 10.5 below), until the parties receive a final order, judgment or decree of a court or other tribunal of competent jurisdiction with respect to such matter.

          (c) The indemnification provisions in this Agreement relating to Taxes shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

          (d) Notwithstanding anything to the contrary in this Agreement, Sections 10.4(a) and 10.4(b) shall not apply with respect to any action or proceeding to which Section 6.14(d) applies.

     10.5 INDEMNIFICATION ADJUSTMENT.

          (a) In the event Buyer Damages are due and payable to Buyer, and subject to Section 10.4 above, Buyer shall:

               (i) provided that a balance remains payable under the Convertible Secured Note (the "Unpaid Note Balance"), whether or not matured, first offset against the Secured Convertible Note and the Unpaid Note Balance the amount of any Buyer Damages for which such Buyer Indemnitee is entitled to be indemnified under this ARTICLE 10, subject to the Indemnification Basket and the Indemnification Cap for claims under Section 10.2(a)(i) and 10.2(a)(ii), and Buyer is hereby entitled and authorized to offset and cancel such portion of the balance due thereunder and treat such amount as a payment pursuant to this
ARTICLE 10, such amounts to be accounted for as a purchase price adjustment;

               (ii) to the extent any amount of such Damages remains unpaid after the offset and cancellation described in Section 10.5(a)(i), or if the Secured Convertible Note has been converted into Buyer Ordinary Shares, as provided in the Secured Convertible Note, or has been paid in full by Buyer, then:

                    (a) make a claim to the Escrow Agent, pursuant to the Escrow Agreement, for payment from the Escrow Account of such remaining unpaid amounts of Damages, to the extend that cash exists in the Escrow Account to pay such claims (either from the Cash Escrow Deposit or from returns credited to the Escrow Account) and the Escrow Agent shall, subject to the Escrow Agreement, pay such claims to the extent such amounts are available;

                    (b) to the extent that any amount of unpaid Damages remains after all payments made by the Escrow Agent to Buyer pursuant to the clauses above, and if Conversion Shares remain in the Escrow Account, make a claim to the Escrow Agent, pursuant to the Escrow Agreement, for the delivery from the Escrow Account to Buyer of an amount of Conversion Shares equal in Fair Market Value to at least the of the amount of remaining unpaid Damages, and the Escrow Agent shall, subject to the Escrow Agreement, deliver such Conversion Shares to the Buyer for immediate cancellation by Buyer, and to the extent that the Fair Market Value of the Conversion Shares so delivered to the Buyer exceeds the amount of remaining unpaid Damages, Buyer shall promptly issue a certificate or certificates representing the number of Buyer Common Shares (and fractions thereof as permitted) equal at least to the amount of such excess and shall deliver such certificates to the Escrow Agent to hold as Conversion Shares as part of the Escrow Deposit, pursuant to this Agreement and the Escrow Agreement; and

               (iii) to the extent any amount of Damages remains unpaid after the offset, cancellation and claims procedures set forth in Sections 10.5(a)(i) and 10.5(a)(ii) above, require Seller to pay such remaining amount of Damages directly, pursuant to Section 10.4(a).

          (b) For purposes of determining the amount of any Damages, such amount shall be reduced by: (i) the amount of insurance benefits and proceeds received in respect of the Damages, net of any deductible amounts; and (ii) the amount of any Tax benefit actually received by the Indemnitee that would not, but for such Damages, have been received by the Indemnitee.

     10.6 EXCLUSIVE REMEDY. The provisions for indemnification set forth in this
ARTICLE 10 are the exclusive remedies of the Seller with respect to the transactions contemplated herein.

     10.7 ESCROW AND SECURED CONVERTIBLE NOTE AS SECURITY. Seller acknowledges and agrees that the Escrow Deposit, described in Section 2.3 hereof, and the offsets to the Secured Convertible Note and Conversion Shares, described in Sections 10.5(a)(i) and 10.5(a)(ii) serve as partial security for Seller's indemnification obligations hereunder, but do not diminish Buyer's or any Buyer Indemnitee's other rights and Remedies under applicable law and this Agreement. Buyer and Seller agree that offsets to the Unpaid Note Balance and disbursements from the Escrow Deposit shall be governed by this Agreement, the Secured Convertible Note and the Escrow Agreement.

     10.8 CHARACTER OF DAMAGES. The Parties hereto agree that any payment of Buyer Damages or Seller Damages made pursuant to this Agreement shall be treated as an adjustment to the Acquisition Consideration for all Tax purposes.

ARTICLE 11 MISCELLANEOUS PROVISIONS

     11.1 SECTION 338 ELECTION; TAX REFUNDS; BOOKS AND RECORDS.

          (a) Section 338 Election. The Parties hereby covenant and agree that, if Buyer makes an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338 Elections") apply to the acquisition of the Target Shares hereunder, Seller shall consent to making such
Section 338 Election. Buyer shall be responsible for, and control, the preparation and filing of such Section 338 Elections, provided that Buyer shall promptly provide copies thereof to Seller. The parties shall endeavor in good faith to agree to determine the allocation of the purchase price among the Target assets in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Buyer and Seller shall report, act, file in all respects and for all purposes consistent with such determination of the Parties. Seller shall execute and deliver to Buyer such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable law for an effective Section 338 Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338 Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury

Regulations. Notwithstanding anything herein to the contrary, Buyer shall be responsible for and pay any Taxes arising as a result of any Section 338 Elections, other than income or franchise imposed on Target or Seller. Buyer shall not make any election to treat the purchase of Target Shares as a deemed purchase of Target assets under state and local law provisions that are analogous to Section 338 of the Code without the consent of Seller.

          (b) Tax Refunds. Any Tax refunds that are received by Buyer or Target, and any amounts credited against Tax to which Buyer or Target become entitled, that relate to any taxable period ending on or before the Closing Date or the portion of the Straddle Period ending at the end of the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto.

          (c) Books and Records. Buyer and Seller agree that so long as any books, records and files retained by Seller relating to the business of Target, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of Target prior to the Closing Date, remain in existence and available, each Party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     11.2 NOVATION OF GOVERNMENT CONTRACTS. The Parties agree that novation of contracts with Governmental Authorities is not required for a change of ownership that results from a stock purchase, but recognize that, in accordance with FAR 42.1204, a novation or similar agreement may be requested by a contracting officer for the full transfer and assignment of the contracts for any Governmental Authority. Promptly following the execution of this Agreement, if any contracting officer requests novation of contracts for any Governmental Authority, the Parties shall cooperate in an attempt to persuade the contracting officer that a novation is not necessary in light of the nature of this transaction. If unsuccessful in persuading the contracting officer, however, each Party shall complete its respective portion of the documentation required for novation of each contract for any Governmental Authority. Each Party will thereafter, promptly and in coordination with the other Party, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation. If the appropriate contracting officer refuses to permit novation of a contract for any Governmental Authority, the Parties shall for a period of thirty (30) days consult in good faith on how to proceed.

     11.3 PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement or the Acquisition will be issued, if at all, at such time and in such manner as the Parties mutually agree, except to the extent required by law. Target and Seller shall keep this Agreement and the Acquisition confidential and shall not make any disclosure of this Agreement or the Acquisition to any Person, except as required by law. The Parties hereto shall consult with each other concerning the means by which Target's employees, customers and suppliers and other Persons having dealings with Target will be informed of the Acquisition.

     11.4 CONFIDENTIALITY. The Parties will maintain in confidence, and will require its directors, officers, employees, agents, affiliates and advisors to maintain in confidence any written, oral or other information furnished by another Party in connection with the Acquisition, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition, or (c) the furnishing or use of such information is required by law. If the Acquisition is consummated, each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

     11.5 EXPENSES. Each Party shall pay it own costs and expenses in connection with this Agreement and the Acquisition (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), except as provided in Section 7.2.

     11.6 NOTICES. All notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand to the respective Party, (b) three Business Days after being deposited in the mail certified, return-receipt requested addressed to the respective Party at such Party's address set forth below, or (c) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the respective Party at such Party's address set forth below. The Parties' initial addresses for notices shall be as set forth below. Any Party may change its or his address given above by providing to each of the other Parties written notice of the new address in the manner set forth above.

     If to Buyer (or to Target following the Closing Date), to:

        Steven Powell
        Plethora Solutions Holdings plc
        11 - 13 Macklin Street
        Covent Garden
        London, England
        WC2B 5NH

        with a copy to:

        Steve Parker, Esq.
        Arnold & Porter LLP
        1600 Tysons Blvd., Suite 900
        McLean, VA 22102

     If to Seller (or Target prior to or on the Closing Date) to:

        Endocare, Inc.
        201 Technology Drive
        Irvine, CA 92618
        Attention: Chief Executive Officer
        with a copy to:

        Steven G. Rowles, Esq.
        Morrison & Foerster LLP
        12531 High Bluff Drive, Suite 100
        San Diego, CA 92130

     11.7 INTERPRETATION. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but (is/are) not limited to."

     11.8 FURTHER ASSURANCES. Each Party agrees: (a) to furnish upon request to each other Party such further information; (b) to execute and deliver to each other Party such other documents; and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Acquisition.

     11.9 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     11.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties. Any and all actions or proceedings seeking to enforce any right arising out of this Agreement and any Transaction Document, or the interpretation or enforcement thereof, shall be brought and maintained only in United States federal or state courts sitting in New York, New York. Each of the Parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

     11.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.12 AMENDMENT; WAIVER. This Agreement shall not be amended except by a writing executed by all of the Parties. Any Party may waive compliance by the other Party with any of the covenants or conditions herein, but no waiver shall be binding unless such waiver is in a writing executed by the Party making such waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     11.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. Any prior oral or written agreements, promises, negotiations or representations not expressly set forth in this Agreement are hereby rendered void and of no force or effect; provided, however, that nothing hereunder shall be deemed to affect the Parties respective rights and obligations under the Mutual Non-Disclosure Agreement dated January 21, 2005, by and among Seller, Target and Buyer.

     11.14 CAPTIONS AND HEADINGS. The captions or headings of the provisions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

     11.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A Party may execute and deliver this Agreement by transmitting a facsimile copy of the executed signature page to the Parties.

                      [SIGNATURE PAGES FOLLOW ON NEXT PAGE]

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

                                        PLETHORA SOLUTIONS HOLDINGS PLC


                                        By: /s/ Steven J. Powell
                                            ------------------------------------
                                        Name: Steven J. Powell
                                        Title: President and Chief
                                               Executive Officer


                                        TIMM MEDICAL TECHNOLOGIES, INC.


                                        By: /s/ Craig T. Davenport
                                            ------------------------------------
                                        Name: Craig T. Davenport
                                        Title: President


                                        ENDOCARE, INC.


                                        By: /s/ Craig T. Davenport
                                            ------------------------------------
                                        Name: Craig T. Davenport
                                        Title: Chairman and Chief
                                               Executive Officer

                    [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

NOTE: ALL SINGULAR DEFINED TERMS INCLUDE THE PLURAL, AND ALL PLURAL DEFINED TERMS INCLUDE THE SINGULAR.

"Accounting Firm" shall have the meaning specified in Section 2.4(b).

"Acquisition" shall mean, collectively, the transactions contemplated by this Agreement.

"Acquisition Consideration" shall have the meaning specified in Section 2.1.

"Admission Document" shall mean the document dated March 17, 2005 comprising an AIM Admission Document for the purpose of the AIM Rules and published in accordance with the AIM Rules.

"Affiliate" shall mean, with respect to any Person, any member of the immediate family (including, without limitation, spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or shareholder of such Person or any Entity in which such Person or any such family member has a five percent (5%) or greater interest or is a director, officer, partner, manager or trustee. The term Affiliate also shall also include any Entity which controls, or is controlled by, or is under common control with any of the individuals or Entities described in the preceding sentence.

"Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Target Disclosure Schedule, the Buyer Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

"Ahlberg Litigation" shall have the meaning specified in Section 3.5(a).

"AIM" shall mean the Alternative Investment Market of the London Stock Exchange plc.

"AIM Rules" shall mean the AIM Rules for Companies published by the London Stock Exchange as in force at the date of this Agreement, or, where the context requires, as amended, modified or reissued after the date of this document.

"Allowable Variance" shall have the meaning specified in Section 2.4(c).

"Asserted Liability" shall have the meaning specified in Section 10.4(a)(i).


                                   Exhibit A-1

"Books and Records" shall mean all books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof used in the conduct of the business of, or otherwise relating to, Target, on whatever medium.

"Business Day" shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in Irvine, California and London, England are authorized or required by law to be closed.

"Buyer" shall mean Plethora Solutions Holdings plc.

"Buyer Damages" shall have the meaning specified in Section 10.2(a).

"Buyer Disclosure Schedule" shall have the meaning specified in ARTICLE 5.

"Buyer Indemnitee" shall have the meaning specified in Section 10.2(a).

"Buyer Ordinary Shares" shall have the meaning specified in Section 5.4.

"Buyer Post-Closing Payment Amount" shall have the meaning specified in Section 2.4(c).

"Buyer Restricted Party" shall have the meaning specified in Section 7.8(a).

"Buyer Shareholder Approval" shall have the meaning specified in Section 8.1(f).

"Buyer Welfare Plans" shall have the meaning specified in Section 6.13(a).

"Cash Consideration" shall have the meaning specified in Section 2.1.

"Cash Escrow Deposit" shall have the meaning specified in Section 2.3(a).

"Claims Notice" shall have the meaning specified in Section 10.4(a)(i).

"Closing" shall have the meaning specified in Section 3.1.

"Closing Date" shall have the meaning specified in Section 3.1.

"Closing Date Balance Sheet" shall have the meaning specified in Section 2.4(a).

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Companies Act" shall mean the statutes from time to time concerning companies, including the Companies Act 1985, the Companies Act 1989, part V of the Criminal Justice Act 1933 and the Companies (Consequential Provisions) Act 1985.

"Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Approval).

"Contract" shall mean any agreement, contract, Prime Contract, subcontract, basic ordering agreement, consensual obligation, promise, understanding, arrangement, commitment or


                                   Exhibit A-2
undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

"Contractor" shall have the meaning specified in Section 4.17(a).

"Conversion Cash" shall have the meaning specified in Section 2.3(a)(iii).

"Conversion Shares" shall have the meaning set forth in Section 2.3(a)(ii).

"Copyrights" shall mean all copyrights, including, without limitation, in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including, without limitation, rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

"Covered Products and Services" shall have the meaning specified in Section 6.12(a).

"Cryotherapy" shall mean any medical procedure or surgical technology in which ice is used, including the use of ice to destroy tissue such as tumors.

"Current Assets" shall mean the aggregate of Target's cash, cash equivalents, marketable securities, accounts receivable, and inventory, prepaid expenses, and other assets that could be converted to cash in less than one year from the date of a financial statement, all as determined in accordance with GAAP.

"Current Liabilities" shall mean the aggregate of Target's Liabilities falling due within one year from the date of a financial statement, including, without limitation, salaries, interest payments, and accounts payable, all as determined in accordance with GAAP; provided, however, that Current Liabilities shall not in any event include any Taxes payable by Seller pursuant to Section 6.14 and
Section 10.2.

"Damages" shall mean and include any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including, without limitation, reasonable legal fees, accounting fees, expert fees or advisory fees), charge, cost or expense; provided, however, that Damages shall not in any event include punitive, consequential, indirect or special damages or lost profits or opportunities, either pursuant to common law or statute, except to the extent such types of damages are an element of an award to a third party.

"Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

"Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of


                                   Exhibit A-3
any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including, without limitation, any limited liability company or joint stock company).

"Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Person alleging actual or potential Liability (including fines, penalties, corrective action costs, injunctive relief, investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys' fees or penalties) relating to (i) the presence, or release into the environment, of any Hazardous Materials at any location owned or operated by Target, now or in the past, or (ii) any violation, or alleged violation, of any Environmental and Safety Law.

"Environmental and Safety Law" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including, without limitation, the public.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Account" shall have the meaning specified in Section 2.3(a).

"Escrow Agent" shall have the meaning given to it in the Escrow Agreement.

"Escrow Agreement" shall have the meaning specified in Section 2.3(a).

"Escrow Deposit" shall have the meaning specified in Section 2.3(a).

"Escrow Termination Date" shall have the meaning specified in Section 2.3(c).

"Fair Market Value" shall mean, with respect to the value of Buyer Ordinary Shares, the average trading price of a share of Buyer Ordinary Shares on the AIM Market of the London Stock Exchange for the ten (10) trading days immediately preceding such determination, or, in the event that the Buyer Ordinary Shares do not trade on such market at the time of such determination, the fair market value of a share of Buyer Ordinary Shares, as of the date of determination, as reasonably determined in good faith by a majority of the Buyer Board of Directors in consultation with such advisors, if any, as they deem appropriate.

"FAR" shall have the meaning specified in Section 4.11(d).

"FDA" shall mean the United States Food and Drug Administration.


                                   Exhibit A-4

"Final Working Capital Amount" shall have the meaning specified in Section
2.4(a).

"Financial Statements" shall have the meaning specified in Section 4.6(a).

"Financing" shall have the meaning specified in Section 7.6(a).

"First Party Claims Notice" shall have the meaning specified in Section 10.4(b).

"FSA" shall mean the Financial Services Authority.

"FSMA" shall mean the Financial Services and Markets Act 2000.

"GAAP" shall mean United States generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

"Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

"Governmental Authority" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority or quasi governmental authority of any nature (including, without limitation, any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"Government Contract" shall mean any Prime Contract, and any subcontract with a prime contractor or higher-tier subcontractor under a Prime Contract, with any Governmental Authority.

"Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

"Indemnification Basket" shall have the meaning specified in Section 10.2(b).

"Indemnification Cap" shall have the meaning specified in Section 10.2(c).

"Indemnitee" shall have the meaning specified in Section 10.4(a)(i).


                                   Exhibit A-5

"Indemnitor" shall have the meaning specified in Section 10.4(a)(i).

"Insurance Policy" shall have the meaning specified in Section 4.12.

"Intellectual Property Rights" shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation: (i) Patents, Trade Secrets, Copyrights, and Trademarks; and
(ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

"Interim Balance Sheet" shall have the meaning specified in Section 4.6(a).

"Interim Balance Sheet Date" shall have the meaning specified in Section 4.6(a).

"IRS" shall mean the Internal Revenue Service.

"Knowledge." An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual actually is aware of such fact or other matter or should have known or been aware of such fact or other matter upon a reasonable inquiry. An Entity shall be deemed to have "Knowledge" of a particular fact or other matter if any of its directors, officers or employees with the authority to establish policy for the Entity has Knowledge of such fact or other matter.

"Leased Real Property" shall mean all real property in which Target has an interest under the Real Property Leases, together with all of Target's right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including, without limitation, construction in progress) and fixtures located thereon.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" shall mean any debt, obligation, duty or liability of any nature (including, without limitation, any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable, including, without limitation, for Taxes.

"London Stock Exchange" shall mean the London Stock Exchange plc.

"Material Adverse Effect" shall mean: (i) with respect to Buyer, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties,


                                   Exhibit A-6
assets, liabilities, business, operations or results of operations of Buyer or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Acquisition or otherwise to prevent Buyer or its subsidiaries from performing their obligations under this Agreement; and (ii) with respect to Target or Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including, without limitation, the Target Assets), liabilities, business, operations or results of operations of Target, or (b) to prevent or materially delay consummation of the Acquisition or otherwise to prevent the Target or Seller from performing its obligations under this Agreement; provided, however, that in determining whether a "Material Adverse Effect" has occurred, there shall be excluded any effect, condition, event, change or occurrence impacting the Parties to the extent caused by: (a) any change in laws, regulations or rules (or their interpretation or application) generally affecting medical devices companies; (b) any change in condition in (or affecting) the national or local economy or financial markets or the medical devices market; (c) any actions taken, delayed or omitted to be taken by a Party at the request of another Party or any of its representatives; or (d) any events or circumstances resulting from or attributable to the Acquisition or the execution or announcement of this Agreement.

"Material Contracts" shall have the meaning specified in Section 4.10(a).

"Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

"Non-Competition Period" shall have the meaning specified in Section 6.12(a).

"Offering Circular" shall have the meaning specified in Section 7.6(b).

"Order" shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

"Ordinary Course of Business" shall describe any action taken by a Person if such action is consistent with such Person's past practices and is taken in the ordinary course of such Person's normal day to day operations.

"Osbon Litigation" shall have the meaning specified in Section 3.5(a).

"Party" and "Parties" shall have the meanings specified in the first paragraph of this Agreement.

"Patents" shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures related to Target's business or any Target Assets.

"Person" shall mean any individual, Entity or Governmental Authority.


                                   Exhibit A-7

"Personal Property" shall mean all personal property, office furnishings and furniture, display racks, shelves, decorations, supplies and other tangible personal property.

"Personal Property Leases" shall mean all leases of personal property to which Target is a party.

"Prime Contract" shall mean any prime Contract with any Governmental Authority.

"Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit (including any audit by a Governmental Authority), examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

"Real Property Leases" shall mean all leases of real property to which Target is a party.

"Receivables" shall mean all accounts and notes receivable, checks, negotiable instruments and chattel papers.

"Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

"Regulated Products" shall have the meaning specified in Section 4.23.

"Regulated Products Governmental Authority" shall have the meaning specified in
Section 4.23.

"Representatives" shall mean Affiliates, officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a Party.

"Restricted Party" shall have the meaning specified in Section 6.12(a).

"Retained Assets" shall have the meaning specified in Section 3.5(a).

"Retained Liabilities" shall have the meaning specified in Section 3.5(b)(ii).

"Section 338 Election" shall have the meaning specified in Section 11.1(a).

"Section 338 Forms" shall have the meaning specified in Section 11.1(a).

"Section 6.14(d) Liability" shall have the meaning specified in Schedule
6.14(d).

"Secured Convertible Note" shall have the meaning specified in Section 2.1.

"Security Agreement" shall have the meaning specified in Section 2.2.


                                   Exhibit A-8

"Selecting Accountants" shall have the meaning specified in Section 2.4(b).

"Seller" shall mean Endocare, Inc.

"Seller Damages" shall have the meaning specified in Section 10.3.

"Seller Post-Closing Payment Amount" shall have the meaning specified in Section 2.4(c).

"Seller Products and Services" shall have the meaning specified in Section
7.8(a).

"Settlement Date" shall have the meaning specified in Section 2.4(b).

"Share Escrow Deposit" shall have the meaning specified in Section 2.3(a).

"Straddle Period" shall mean any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

"Survival Date" shall have the meaning specified in Section 10.1.

"SVB Security Documents" shall have the meaning set forth in Section 3.2(a)(ix).

"Takeover Proposal" shall mean any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 5% or more of the revenues, net income or assets of the Target, or any equity securities of the Target, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Target pursuant to which any Person or the shareholders of any Person would own any equity securities of the Target or of any resulting parent company of the Target, other than the transactions contemplated by this Agreement.

"Target" shall mean Timm Medical Technologies, Inc.

"Target Assets" shall have the meaning specified in Section 4.13.

"Target Benefit Plans" shall have the meaning specified in Section 4.18(a).

"Target Common Stock" shall have the meaning specified in Section 4.2(a).

"Target Contract" shall include any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, mortgage, indenture, lease, indemnity, deed, assignment, power of attorney, commitment, covenant, assurance, obligation, promise or undertaking of any nature that is binding on Target or any of the properties or assets of Target.

"Target Disclosure Schedule" shall have the meaning specified in ARTICLE 4.

"Target Intellectual Property" shall mean all Intellectual Property Rights of Target, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Target.


                                   Exhibit A-9

"Target Products" shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Target (including, without limitation, all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

"Target Shares" shall have the meaning specified in the first Recital.

"Target Welfare Plans" shall have the meaning specified in Section 6.13(a).

"Tax" (and, with correlative meaning, "Taxable") shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority, including any Liability for the Tax of any person other than Target or any Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

"Tax Authority" shall mean Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

"Tax Proceeding" shall have the meaning specified in Section 10.4(a)(iii).

"Tax Return" shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

"Trademarks" shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

"Trade Secrets" shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including, without limitation, new developments, inventions, processes, ideas or other proprietary information that provide Target with advantages over competitors who do not know or use it and documentation thereof (including, without limitation, related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.


                                  Exhibit A-10

"Transaction Documents" shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by any of the Parties in connection with the Acquisition.

"Transferred Employee" shall have the meaning specified in Section 6.13(a).

"Transition Services Agreement" shall have the meaning specified in Section 3.2(b)(ii).

"Treasury Regulations" shall mean the regulations promulgated under the Code.

"Working Capital Adjustment" shall have the meaning specified in Section 2.4(a).

"Working Capital Amount" shall mean, with respect to Target, the amount of Target's Current Assets minus Target's Current Liabilities, as reflected on the Financial Statements or the Closing Date Balance Sheet, as applicable.


                                  Exhibit A-11